As filed with the Securities and Exchange Commission on August 31, 2001.
                                                  Registration No.
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------

           Delaware                           6711                    63-0589368
(State or Other Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)   Identification No.)

                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 944-1300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                             Samuel E. Upchurch, Jr.
                     General Counsel and Corporate Secretary
                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY               FRANK M. CONNER III                 STEPHEN M. LYNCH
   LANGE, SIMPSON, ROBINSON &             ALSTON & BIRD LLP           ROBINSON, BRADSHAW & HINSON, P.A.
          SOMERVILLE LLP           601 PENNSYLVANIA AVENUE, N.W.          101 NORTH TRYON STREET
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, 10TH FLOOR                SUITE 1900
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004            CHARLOTTE, NC  28246
         (205) 250-5000                    (202) 756-3300                    (704) 377-8355

                              --------------------

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE

Title of each                                          Proposed maximum       Proposed maximum
class of securities            Amount to be            offering price             aggregate               Amount of
to be registered                registered                per unit*            offering price*         registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock                   2,011,200                 $24.882444             $50,043,572               $12,510.89

=======================================================================================================================

*Calculated in accordance with Rule 457(f), based on the average of the high and low reported sale prices of the common stock of the company being acquired on August 30, 2001.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

          PROXY STATEMENT                          PROSPECTUS
           PARK MERIDIAN                  REGIONS FINANCIAL CORPORATION
       FINANCIAL CORPORATION          UP TO _______ SHARES OF COMMON STOCK

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         The boards of directors of Park Meridian Financial Corporation, a bank holding company headquartered in Charlotte, North Carolina, and Regions Financial Corporation, a bank holding company and financial holding company headquartered in Birmingham, Alabama, have agreed on a merger of Park Meridian and Regions. Regions will be the surviving corporation in the merger. Regions common stock is traded on the Nasdaq National Market under the symbol "RGBK" and Park Meridian common stock is traded on the OTC bulletin board under the symbol "PMFN."

         If the merger is completed, you will receive .55 of a share of Regions common stock for each share of Park Meridian common stock you own, subject to possible upward adjustment. Regions stockholders will continue to own their existing shares of Regions common stock after the merger.

         The .55 exchange ratio is subject to possible upward adjustment in limited circumstances as described in this proxy statement-prospectus. The actual value of the Regions common stock received by Park Meridian shareholders in the merger will depend on the market value of Regions common stock at the time we complete the merger. On _________, 2001, the closing price of Regions common stock was $_______, and based on that price and the .55 exchange ratio, a share of Park Meridian common stock would have an equivalent value of $______ in the merger. The last reported sale price of Park Meridian common stock prior to the announcement of the merger was $14.50.

         Park Meridian has scheduled a special meeting for its shareholders to vote on the merger, to be held at 9:30 a.m., local time, on _______, at Myers Park Country Club, 2415 Roswell Avenue, Charlotte, North Carolina 28209. We cannot complete the merger unless the shareholders of Park Meridian approve it. Because the affirmative vote of a majority of the outstanding shares is necessary to approve the merger, if you do not vote or if you abstain, that will have the effect of a vote against the merger. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

         This proxy statement-prospectus provides you with detailed information about the proposed merger. You can also get information about Regions and Park Meridian from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

         ALSO, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROXY STATEMENT-PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE REGIONS COMMON STOCK TO BE ISSUED UPON COMPLETION OF THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this proxy statement-prospectus is _______, 2001. It is first being mailed on or about _______, 2001.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT REGIONS FINANCIAL CORPORATION AND PARK MERIDIAN FINANCIAL CORPORATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED ON PAGE 59 UNDER THE CAPTION "WHERE YOU CAN FIND MORE INFORMATION." YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION FROM REGIONS OR PARK MERIDIAN BY WRITING OR CALLING:

         Regions Financial Corporation      Park Meridian Financial Corporation
         417 North 20th Street              Post Office Box 11816
         Birmingham, AL 35203               Charlotte, NC 28220
         Attention: Shareholder Relations   Attention: Joseph M. Dodson, Chief
         Telephone: (205) 326-7090          Financial Officer
                                            Telephone: (704) 366-7275

         IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY _______, 2001.

                       PARK MERIDIAN FINANCIAL CORPORATION
             POST OFFICE BOX 11816, CHARLOTTE, NORTH CAROLINA, 28220

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD _______, 2001

         Park Meridian Financial Corporation will hold a special meeting of shareholders at Myers Park Country Club, located at 2415 Roswell Avenue, Charlotte, North Carolina, 28209 on _______, 2001, at 9:30 a.m., local time. At the special meeting the following matters will be presented to the shareholders:

         1. Merger. The plan of merger included in the Agreement and Plan of Merger dated as of June 26, 2001, by and between Park Meridian and Regions Financial Corporation. If the plan of merger is approved and the merger is completed, (1) Park Meridian will merge with and into Regions with Regions as the surviving corporation and (2) each share of Park Meridian common stock (excluding certain shares held by Park Meridian, Regions, or their respective subsidiaries and excluding all shares held by shareholders who perfect their dissenters' rights) will be converted into .55 of a share of Regions common stock, subject to possible upward adjustment, with cash to be paid instead of any remaining fractional share interest, all as described more fully in the accompanying proxy statement-prospectus; and

         2. Other Business. Such other business as may properly come before the special meeting, including adjourning the special meeting to permit, if necessary, further solicitation of proxies.

         Shareholders of record at the close of business on _______, 2001, will receive notice of and may vote at the special meeting or any adjournment or postponement thereof.

         You have a right to dissent from the merger and obtain payment of the fair value of your Park Meridian shares in cash by complying with the applicable provisions of North Carolina law, which are attached to the accompanying proxy statement-prospectus as Appendix C.

         Your board of directors unanimously recommends that you vote FOR the proposals listed above.

         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting in person. The proxy may be revoked by the person executing the proxy by filing with the corporate secretary of Park Meridian an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the special meeting.

                           By Order of the Board of Directors

                           Henry A. Harkey                Kevin T. Kennelly
                           Chairman of the Board          President and Chief
                                                          Executive Officer

_______, 2001

                                TABLE OF CONTENTS

SUMMARY...........................................................................................1
         The Companies............................................................................1
         The Merger...............................................................................1
         Comparative Per Share Market Price Information...........................................2
         Reasons for the Merger...................................................................2
         Fairness Opinion of Park Meridian's Financial Advisor....................................2
         The Special Meeting......................................................................3
         Recommendations to Shareholders..........................................................3
         Voting Rights at the Special Meeting.....................................................3
         Shareholder Vote Required................................................................3
         Share Ownership of Management and Certain Shareholders...................................3
         Effective Time...........................................................................3
         Exchange of Stock Certificates...........................................................4
         Regulatory Approvals and Other Conditions to Completion of the Merger....................4
         Termination of the Agreement and Plan of Merger..........................................4
         Federal Income Tax Consequences..........................................................5
         Accounting Treatment.....................................................................5
         Interests of Certain Persons in the Merger That May Be Different from Yours..............5
         Dissenters' Appraisal Rights.............................................................5
         Certain Differences in Stockholders' Rights..............................................6
         Comparative Per Share Data...............................................................6
         Selected Financial Data..................................................................7
RISK FACTORS.....................................................................................12
         General.................................................................................12
         Risks Relating to the Merger............................................................12
THE SPECIAL MEETING..............................................................................13
         General.................................................................................13
         Record Date; Vote Required..............................................................14
THE MERGER.......................................................................................14
         General.................................................................................15
         Possible Adjustment of Exchange Ratio...................................................15
         Treatment of Park Meridian Options......................................................16
         Background of the Merger................................................................17
         Park Meridian's Reasons for the Merger..................................................17
         Regions' Reasons for the Merger.........................................................19
         Opinion of Park Meridian's Financial Advisor............................................19
         Effective Time of the Merger............................................................23
         Distribution of Regions Stock Certificates and Payment For Fractional Shares............23
         Conditions to Completion of the Merger..................................................24
         Regulatory Approvals....................................................................24
         Waiver, Amendment, and Termination of the Agreement and Plan of Merger..................25
         Conduct of Business Pending the Merger..................................................26
         Management Following the Merger.........................................................27
         Interests of Certain Persons in the Merger..............................................27
         Dissenting Shareholders.................................................................29
         Federal Income Tax Consequences of the Merger...........................................32
         Accounting Treatment....................................................................33
         Expenses and Fees.......................................................................33

         Resales of Regions Common Stock.........................................................33
         Stock Option Agreement..................................................................34
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS...................................................38
         Antitakeover Provisions Generally.......................................................39
         Authorized Capital Stock................................................................39
         Amendment of Certificate or Articles of Incorporation and Bylaws........................40
         Classified Board of Directors and Absence of Cumulative Voting..........................41
         Removal of Directors....................................................................41
         Limitations on Director Liability.......................................................41
         Indemnification.........................................................................42
         Special Meetings of Stockholders........................................................43
         Actions by Stockholders Without a Meeting...............................................43
         Stockholder Nominations.................................................................43
         Mergers, Consolidations, and Sales of Assets Generally..................................44
         Business Combinations with Certain Persons..............................................44
         Dissenters' Rights......................................................................45
         Stockholders' Rights to Examine Books and Records.......................................45
         Dividends...............................................................................46
COMPARATIVE MARKET PRICES AND DIVIDENDS..........................................................47
INFORMATION ABOUT PARK MERIDIAN..................................................................49
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF PARK MERIDIAN....................................49
INFORMATION ABOUT REGIONS........................................................................50
         General.................................................................................50
         Recent Developments.....................................................................50
SUPERVISION AND REGULATION.......................................................................52
         General.................................................................................52
         Payment of Dividends....................................................................53
         Capital Adequacy........................................................................54
         Prompt Corrective Action................................................................55
         FDIC Insurance Assessments..............................................................56
DESCRIPTION OF REGIONS COMMON STOCK..............................................................56
STOCKHOLDER PROPOSALS............................................................................57
FORWARD LOOKING STATEMENTS.......................................................................57
EXPERTS..........................................................................................58
OPINIONS.........................................................................................59
WHERE YOU CAN FIND MORE INFORMATION..............................................................59
APPENDIX A--Agreement and Plan of Merger........................................................A-1
APPENDIX B--Opinion of The Orr Group ...........................................................B-1
APPENDIX C--Copy of Article 13 of the North Carolina Business Corporation Act,
     pertaining to dissenters' rights...........................................................C-1

                                     SUMMARY

         This summary highlights selected information from this proxy statement-prospectus. It does not include all of the information that is important to you. You should carefully read this entire document and all other documents to which we refer in this document in order to understand fully the merger and to obtain a more complete description of the legal terms of the merger. See "Where You Can Find More Information" (page 59). Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES 49 AND 50)

PARK MERIDIAN FINANCIAL CORPORATION
6826 Morrison Boulevard
Charlotte, North Carolina, 28211
Telephone: (704) 366-7275

         Park Meridian is incorporated in North Carolina and is a bank holding company. Park Meridian owns Park Meridian Bank, a commercial bank which serves customers primarily in Mecklenburg County in North Carolina. As of June 30, 2001, Park Meridian's total assets were about $298 million, deposits were about $206 million, and stockholders' equity was about $24 million.

REGIONS FINANCIAL CORPORATION
417 North 20th Street
Birmingham, Alabama 35203
Telephone: (205) 944-1300

         Regions is incorporated in Delaware and is a regional bank holding company and financial holding company. Through its subsidiaries, Regions provides banking and other financial services. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. As of June 30, 2001, Regions' total assets were about $45.1 billion, deposits were about $31.2 billion and stockholders' equity was about $3.8 billion.

THE MERGER (PAGE 14)

         If all of the conditions to completing the merger are satisfied or waived, Park Meridian will merge with Regions Financial Corporation. Regions will be the surviving corporation in the merger. When the merger is completed, you will receive .55 of a share of Regions stock for each share of Park Meridian stock that you own, subject to upward adjustment as described below. You will not receive any fraction of a share of Regions common stock. Instead, you will receive a cash payment for any fraction of a share to which you become entitled.

         The agreement and plan of merger protects you as shareholders against a decline in the trading price of Regions stock below $29.00 per share between the date of the agreement and the date of the special meeting. If the "average price," meaning the average of the daily volume weighted average stock prices of Regions common stock over the period of ten consecutive full trading days ending at the close of trading on the second full trading day before the date of the special meeting, is less than $29.00, then the exchange ratio will be increased to the fraction computed by (1) multiplying the exchange ratio then in effect by

$29.00, and then (2) dividing that amount by the average price. This mechanism is explained in greater detail under the heading "The Merger--Possible Adjustment of Exchange Ratio" at page 15. This adjustment mechanism is intended to result in you receiving, in exchange for each share of Park Meridian common stock you own, Regions common stock having a value of at least $15.95, based on the average price over that ten-day period prior to the special meeting. However, this adjustment mechanism does not protect against any decline in Regions' stock price that might occur after the ten-trading-day average is computed.

         If you elect to dissent from the merger under North Carolina law and follow the required procedures, you will receive a cash payment for your shares of Park Meridian common stock instead of receiving Regions common stock. More information about your rights to dissent from the merger, and the procedures you must follow should you choose to do so, is included under the heading "The Merger -- Dissenting Shareholders" at page 29.

         We have attached the agreement and plan of merger to this proxy statement-prospectus as Appendix A. We encourage you to read the entire agreement. It is the legal document that establishes the terms and conditions of the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 47)

         Shares of Regions are quoted on the Nasdaq National Market under the symbol "RGBK." Shares of Park Meridian are traded on the OTC bulletin board system under the symbol "PMFN." On June 26, 2001, the last full trading day prior to the public announcement of the merger, Regions stock closed at $31.33 per share. As of that date, the last reported sale price of Park Meridian common stock was $14.50 per share. On _______, 2001, Regions stock closed at $_______ per share and the last reported sale price of Park Meridian common stock was $_______ per share.

         Based on an exchange ratio in the merger of .55, the market value of the consideration that Park Meridian shareholders will receive in the merger for each share of Park Meridian common stock would be $17.23 based on Regions' June 26, 2001 closing price and $_______ based on Regions' _______, 2001 closing price. The exchange ratio will become fixed as of the end of trading on the second full trading day before the date of the special meeting. Because the market price of Regions common stock continuously fluctuates, we urge you to obtain current stock price quotations for Regions common stock.

REASONS FOR THE MERGER (PAGE 17)

         Park Meridian and Regions believe that the merger will result in a company with expanded opportunities for profitable growth. In addition, we anticipate that the expansion of Regions' banking franchise into North Carolina will improve Regions' ability to compete in the evolving and competitive financial services industry.

         To review the background of and reasons for the merger in greater detail, please see the discussion under the headings "The Merger--Background of the Merger" at page 17, "The Merger--Park Meridian's Reasons for the Merger" at page 17, and "The Merger--Regions' Reasons for the Merger" at page 19.

FAIRNESS OPINION OF PARK MERIDIAN'S FINANCIAL ADVISOR (PAGE 19)

         In deciding to approve the merger, the Park Meridian board of directors considered the opinion of its financial advisor, The Orr Group, that, as of the date of the opinion, the exchange ratio was fair to the Park

Meridian shareholders from a financial point of view. We have attached this opinion as Appendix B to this proxy statement-prospectus. You should read it carefully.

THE SPECIAL MEETING (PAGE 13)

         The Park Meridian special meeting will be held at Myers Park Country Club, 2415 Roswell Avenue, Charlotte, North Carolina, 28209, at 9:30 a.m. local time on _______, 2001. At the special meeting, Park Meridian shareholders will be asked to approve the agreement and plan of merger.

RECOMMENDATIONS TO SHAREHOLDERS (PAGE 17)

         The Park Meridian board of directors has unanimously approved the agreement and plan of merger and the merger and believes that the merger is fair to you and in your best interests. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER BY MARKING YOUR PROXY CARD "FOR" THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER.

VOTING RIGHTS AT THE SPECIAL MEETING (PAGE 14)

         You can vote at the Park Meridian special meeting if you owned Park Meridian common stock as of the close of business on _______, 2001, the record date. On that date, _______ shares of Park Meridian common stock were outstanding and therefore are allowed to vote at the special meeting. You will be able to cast one vote for each share of Park Meridian common stock you owned on _______, 2001.

         Regions stockholders will not vote on the merger.

SHAREHOLDER VOTE REQUIRED (PAGE 14)

         To approve the merger, Park Meridian shareholders who hold a majority of the outstanding shares of common stock on the record date must vote for the merger. If you do not vote or if you abstain, this will have the same effect as a vote against the merger.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS (PAGE 49)

         All together, the directors and officers of Park Meridian, their immediate family members and entities they control can cast about _______% of the votes entitled to be cast at the Park Meridian special meeting. The members of the Park Meridian board of directors have agreed to vote all of the shares over which they have voting authority, other than as a fiduciary, in favor of the merger.

EFFECTIVE TIME (PAGE 23)

         When all conditions of the merger have been satisfied or waived, we will file a certificate of merger reflecting the merger with the Secretary of State of the state of Delaware and articles of merger reflecting the merger with the Secretary of State of the state of North Carolina. The merger will be final when both the certificate of merger has been declared effective by the Delaware Secretary of State and the articles of merger have been declared effective by the North Carolina Secretary of State. If Park Meridian shareholders approve the merger at the special meeting, and Regions obtains all required regulatory approvals, we currently anticipate that the merger will be completed during the fourth quarter of 2001. Park Meridian and Regions cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

EXCHANGE OF STOCK CERTIFICATES (PAGE 23)

     Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your Park Meridian stock certificates in exchange for Regions stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for Park Meridian common stock. You should not send Park Meridian, Regions, or Regions' transfer agent any stock certificates until you receive these instructions.

REGULATORY APPROVALS AND OTHER CONDITIONS TO COMPLETION OF THE MERGER (PAGE 24)

     Regions is required to notify and obtain approvals from certain government regulatory agencies before the merger may be completed, including the Federal Reserve and other federal and state banking regulators. We expect that Regions will obtain all required regulatory approvals, but we cannot assure you that these regulatory approvals will be obtained.

     In addition to the required regulatory approvals, the merger will be completed only if certain conditions, including, but not limited to the following, are met or, if waivable, waived:

- Park Meridian shareholders approve the agreement and plan of merger at the special meeting;

- Park Meridian and Regions each receive an opinion of counsel that the merger will qualify as a tax-free reorganization; and

- neither Regions nor Park Meridian has breached in any material respect any of its representations or obligations under the agreement and plan of merger.

         In addition to these conditions, the agreement and plan of merger, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

         In cases where the law permits, either Regions or Park Meridian could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. We cannot be certain whether or when any of the conditions we have listed will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE AGREEMENT AND PLAN OF MERGER (PAGE 25)

         Regions and Park Meridian may agree to terminate the agreement and plan of merger and elect not to complete the merger at any time before the merger is completed.

         Each of the parties also can unilaterally terminate the agreement and plan of merger in limited circumstances, including if the merger is not completed by December 31, 2001. However, a party may not terminate the agreement and plan of merger for this reason if the merger has not been completed because of a breach of the agreement and plan of merger by the party seeking termination.

         In addition, the parties may also terminate the agreement and plan of merger if other circumstances occur which are described in the agreement, attached to this proxy statement-prospectus as Appendix A.

         The agreement and plan of merger may be amended by the written agreement of Park Meridian and Regions. The parties may amend the agreement and plan of merger without shareholder approval, even if Park Meridian shareholders have already approved the agreement and plan of merger. However, Park Meridian shareholders must approve any amendments that would modify, in a material respect, the terms and conditions of the merger, the manner of converting Park Meridian common stock into Regions common stock in the merger, or the identity of the surviving corporation.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 32)

         We expect that you will not recognize any gain or loss for U.S. federal income tax purposes when you exchange all of your shares of Park Meridian common stock for shares of Regions common stock in the merger, except in connection with cash received instead of fractional shares. We have conditioned the merger on our receipt of a legal opinion that this will be the case, but this will not bind the Internal Revenue Service, which could take a different view.

         THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN PARK MERIDIAN SHAREHOLDERS, INCLUDING THE TYPES OF PARK MERIDIAN SHAREHOLDERS DISCUSSED ON PAGE 32, AND WILL NOT APPLY TO ANY PARK MERIDIAN SHAREHOLDER WHO DISSENTS FROM THE MERGER UNDER NORTH CAROLINA LAW. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND MANY VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

ACCOUNTING TREATMENT (PAGE 33)

         Regions expects to account for the merger as a purchase transaction for accounting and financial reporting purposes, meaning that the assets and liabilities of Park Meridian will be recorded at their estimated fair values and added to those of Regions. Therefore, the financial statements of Regions issued after the merger will reflect these values from Park Meridian and will not be restated retroactively to reflect the historical financial position or results of operations of Park Meridian.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS (PAGE 27)

         Some of the officers of Park Meridian have benefit and compensation plans and employment contracts that provide them with interests in the merger that are different from, or in addition to, their interests as shareholders of Park Meridian. In particular, they hold outstanding options under Park Meridian's existing stock option plan, which will immediately vest and be converted into stock options to acquire Regions stock after the merger. Also, members of Park Meridian's board of directors and its officers are entitled to indemnification under the agreement and plan of merger. The Park Meridian board of directors was aware of these interests and considered them in approving and recommending the merger.

         For more information about these matters, please refer to the discussion under the heading "The Merger-Interests of Certain Persons in the Merger" on page 27.

DISSENTERS' APPRAISAL RIGHTS (PAGE 45)

         North Carolina law permits you to dissent from the merger and to have the fair value of your stock paid to you in cash. To do this, you must follow certain procedures, including the filing of certain notices and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of Park Meridian common stock will not be exchanged for shares of Regions common stock in the merger, and your only right will be to receive the appraised value of your shares in cash.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS (PAGE 38)

         When the merger is completed you will automatically become a Regions stockholder. The rights of Regions stockholders differ from the rights of Park Meridian shareholders in certain significant ways. Many of these differences have to do with provisions in Regions' certificate of incorporation, bylaws, and Delaware law. Certain of these provisions are intended to make a takeover of Regions more difficult if the Regions board of directors does not approve it.

COMPARATIVE PER SHARE DATA

         The following table shows information about Regions' and Park Meridian's income per share, dividends per share and book value per share, and similar information reflecting the merger of Regions and Park Meridian (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we have assumed that Regions and Park Meridian had been merged throughout those periods.

         In presenting the comparative pro forma information, we also assumed that Regions will record Park Meridian assets and liabilities at their estimated fair values and add them to the assets and liabilities of Regions for accounting and financial reporting purposes (a method which is referred to as the "purchase" method of accounting).

         The information listed as "equivalent pro forma" was computed by multiplying the pro forma amounts by the exchange ratio of .55. It is intended to reflect the fact that Park Meridian shareholders will be receiving .55 of a share of Regions common stock for each share of Park Meridian common stock exchanged in the merger. This may not be the actual exchange ratio, since the exact ratio will not be determined until shortly before the special meeting.

         The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information we have set forth for the six-month period ended June 30, 2001 does not indicate what the results will be for the full 2001 fiscal year.

         The information in the following table is based on the historical financial information of our companies. See "Where You Can Find More Information" on page 59.

                                                                 SIX MONTHS ENDED             YEAR ENDED
                                                                     JUNE 30,                DECEMBER 31,
                                                               --------------------          -------------
                                                                2001          2000               2000
                                                               ------        ------             ------

                                                                   (Unaudited)        (Unaudited except Regions
                                                                                     and Park Meridian historical)

NET INCOME PER COMMON SHARE
Regions historical ....................................        $ 1.06        $ 1.23             $ 2.39
Regions historical - diluted ..........................          1.05          1.22               2.38
Park Meridian historical ..............................           .52           .43                .90
Park Meridian historical - diluted ....................           .51           .42                .88
Regions and Park Meridian pro forma combined(1) .......          1.07                             2.39
Regions and Park Meridian pro forma combined -
       diluted(1) .....................................          1.05                             2.38
Park Meridian pro forma equivalent(2) .................           .59                             1.31
Park Meridian pro forma equivalent -
       diluted(2) .....................................           .58                             1.31
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical ....................................           .56           .54               1.08
Park Meridian historical ..............................            --            --                 --
Park Meridian pro forma equivalent(3) .................           .31                              .59
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical ....................................         16.81                            15.73
Park Meridian historical ..............................          8.70                             8.04
Regions and Park Meridian pro forma combined(1) .......         16.81
Park Meridian pro forma equivalent(2) .................          9.25

(1) Represents the combined results of Regions and Park Meridian as if the merger were completed on January 1, 2000 (or June 30, 2001, in the case of Book Value Per Share Data), and were accounted for as a purchase.

(2) Represents pro forma combined information multiplied by the exchange ratio of .55 of a share of Regions common stock for each share of Park Meridian common stock. The exchange ratio is subject to upward adjustment under certain conditions if the average of the daily weighted average trading prices of Regions common stock over a specified period is less than $29.00. See "The Merger--Possible Adjustment of Exchange Ratio." The presentation of pro forma equivalent information would be affected by any increase in the exchange ratio.

(3) Represents historical dividends declared per share by Regions multiplied by the exchange ratio of .55 of a share of Regions common stock for each share of Park Meridian common stock.

(4) The combined and equivalent pro forma per share data assuming an alternative exchange ratio of .638, which corresponds to an assumed average price of Regions common stock of $25.00, are as follows:

                                                                     SIX MONTHS
                                                                        ENDED                 YEAR ENDED
                                                                    JUNE 30, 2001          DECEMBER 31, 2000
                                                                    -------------          -----------------
                                                                                 (Unaudited)
NET INCOME PER COMMON SHARE
Regions and Park Meridian pro forma combined.....................       $ 1.07                    $2.39
Regions and Park Meridian pro forma combined -
    diluted......................................................         1.05                     2.38
Park Meridian pro forma equivalent...............................          .68                     1.52
Park Meridian pro forma equivalent - diluted.....................          .67                     1.52
DIVIDENDS DECLARED PER COMMON SHARE
Park Meridian pro forma equivalent...............................          .36                      .69
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions and Park Meridian pro forma combined.....................        16.81
Park Meridian pro forma equivalent...............................        10.72

SELECTED FINANCIAL DATA

         The following tables show summarized historical financial data for each of Regions and Park Meridian.

         The information in the following tables is based on the historical financial information of our companies. All of the summary financial information provided in the following tables should be read in connection with the historical financial information and with the more detailed financial information in the documents of Regions and Park Meridian incorporated by reference. See "Where You Can Find More Information" on page 59. The financial information as of or for the interim periods ended June 30, 2001 and 2000 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

Selected Historical Financial Data of Regions

                                                    SIX MONTHS
                                                  ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
                                         -------------------------------      ----------------------------------------------------
                                              2001              2000              2000              1999              1998
                                          ------------      ------------      ------------      ------------      ------------
                                                    (Unaudited)
                                                              (In thousands, except per share data and ratios)

INCOME STATEMENT DATA:
Total interest income ..................  $  1,601,688      $  1,572,816      $  3,234,243      $  2,854,686      $  2,597,786
Total interest expense .................       903,402           870,009         1,845,446         1,428,831         1,272,968
Net interest income ....................       698,286           702,807         1,388,797         1,425,855         1,324,818
Provision for loan losses ..............        57,490            56,981           127,099           113,658            60,505
Net interest income after
     loan loss provision ...............       640,796           645,826         1,261,698         1,312,197         1,264,313
Total noninterest income before
     security gains (losses) ...........       417,329           344,393           641,138           536,981           467,695
Security gains (losses) ................           467           (39,951)          (39,928)              160             7,002
Total noninterest expense ..............       724,087           543,922         1,121,182         1,064,312         1,103,708
Income tax expense .....................        98,954           135,048           214,203           259,640           213,590
Net income .............................       235,551           271,298           527,523           525,386           421,712
PER SHARE DATA:
Net income .............................  $       1.06      $       1.23      $       2.39      $       2.37      $       1.92
Net income-diluted .....................          1.05              1.22              2.38              2.35              1.88
Cash dividends .........................           .56               .54              1.08              1.00               .92
Book value .............................         16.81             14.55             15.73             13.89             13.61
OTHER INFORMATION:
Average number of shares outstanding ...       221,273           220,782           220,762           221,617           220,114
Average number of shares outstanding
    - diluted ..........................       223,573           221,987           221,989           223,967           223,781
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets ...........................  $ 45,139,089      $ 42,901,514      $ 43,688,293      $ 42,714,395      $ 36,831,940
Securities .............................     7,713,087         9,245,683         8,994,171        10,913,044         7,969,137
Loans, net of unearned income ..........    30,962,953        30,390,990        31,376,463        28,144,675        24,365,587
Total deposits .........................    31,159,282        32,508,901        32,022,491        29,989,094        28,350,066
Long-term debt .........................     4,936,855         2,370,148         4,478,027         1,750,861           571,040
Stockholders' equity ...................     3,826,360         3,187,435         3,457,944         3,065,112         3,000,401
PERFORMANCE RATIOS:
Return on average assets(1) ............          1.07%(a)          1.29%(b)          1.23%(c)          1.33%             1.24%(d)
Return on average stockholders'
     equity(1) .........................         13.29(a)          17.45(b)          16.31(c)          17.13             14.62(d)
Net interest margin(1) .................          3.63              3.63              3.55              3.94              4.25
Efficiency(2) ..........................         62.49(a)          51.37(b)          54.35(c)          53.60             60.82(d)
Dividend payout ........................         52.83             43.90             45.19             42.19             47.92
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) .........           .32%              .23%              .31%              .37%              .28%
Problem assets to net loans and
     other real estate(3) ..............           .98               .71               .76               .68               .60
Nonperforming assets to net loans
     and other real estate(4) ..........          1.11               .93               .87               .93              1.15
Allowance for loan losses to loans,
     net of unearned income ............          1.24              1.20              1.20              1.20              1.29
Allowance for loan losses to
     nonperforming assets(4) ...........        111.56            128.99            137.07            128.70            112.27

                                                           YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                           1997              1996
                                                       ------------      ------------

                                              (In thousands, except per share data and ratios)



INCOME STATEMENT DATA:
Total interest income ..................               $  2,276,584      $  1,954,283
Total interest expense .................                  1,097,376           942,459
Net interest income ....................                  1,179,208         1,011,824
Provision for loan losses ..............                     89,663            46,026
Net interest income after
     loan loss provision ...............                  1,089,545           965,798
Total noninterest income before
     security gains (losses) ...........                    406,484           341,792
Security gains (losses) ................                        498             3,311
Total noninterest expense ..............                    901,776           837,034
Income tax expense .....................                    197,222           156,008
Net income .............................                    397,529           317,859
PER SHARE DATA:
Net income .............................               $       1.89      $       1.64
Net income-diluted .....................                       1.86              1.61
Cash dividends .........................                        .80               .70
Book value .............................                      12.75             11.82
OTHER INFORMATION:
Average number of shares outstanding ...                    209,781           194,241
Average number of shares outstanding
    - diluted ..........................                    213,750           197,751
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets ...........................               $ 31,414,058      $ 26,993,344
Securities .............................                  6,315,923         5,742,375
Loans, net of unearned income ..........                 21,881,123        18,395,552
Total deposits .........................                 25,011,021        22,019,412
Long-term debt .........................                    445,529           570,545
Stockholders' equity ...................                  2,679,821         2,274,563
PERFORMANCE RATIOS:
Return on average assets(1) ............                       1.35%             1.25%(e)
Return on average stockholders'
     equity(1) .........................                      15.38             14.71(e)
Net interest margin(1) .................                       4.41              4.36
Efficiency(2) ..........................                      57.78             61.84(e)
Dividend payout ........................                      42.33             42.68
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) .........                        .27%              .18%
Problem assets to net loans and
     other real estate(3) ..............                        .78               .63
Nonperforming assets to net loans
     and other real estate(4) ..........                        .91               .83
Allowance for loan losses to loans,
     net of unearned income ............                       1.39              1.38
Allowance for loan losses to
     nonperforming assets(4) ...........                     151.89            166.41

                                                  SIX MONTHS
                                                ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                                              ------------------      ------------------------------------------------------
                                               2001        2000        2000        1999        1998        1997        1996
                                              ------      ------      ------      ------      ------      ------      ------
                                                 (Unaudited)

LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets .......................        8.06%       7.37%       7.54%       7.74%       8.47%       8.75%       8.50%
Average loans to average deposits ......       99.98       90.96       94.63       91.35       86.93       84.94       82.42
Tier 1 risk-based capital(5) ...........        8.78        9.23        9.14        9.51       10.26       10.48       10.81
Total risk-based capital(5) ............       12.18       11.10       11.44       11.42       12.17       12.93       13.59
Tier 1 leverage(5) .....................        6.69        6.83        6.90        6.95        7.40        7.52        7.44

---------------
(1)      Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combinations with First National Bancorp and First Commercial Corporation, accounted for as poolings of interests, or any other pooling-of-interests transactions.

(a) Ratios for June 30, 2001 excluding $17.8 million (after tax) for merger and other nonrecurring charges are as follows: Return on average assets
         - 1.15%; Return on average stockholders' equity - 14.30%, and Efficiency - 60.48%.

(b) Ratios for June 30, 2000 excluding $44.0 million (after tax) for gain on sale of credit card portfolio and $26.2 million (after tax) for loss on sale of securities are as follows: Return on average assets - 1.20%; Return on average stockholders' equity - 16.30%, and Efficiency - 54.85%.

(c) Ratios for 2000 excluding $44.0 million (after tax) for gain on sale of credit card portfolio and $26.2 million (after tax) for loss on sale of securities are as follows: Return on average assets - 1.19%, Return on average stockholders' equity - 15.76%, and Efficiency - 56.19%.

(d) Ratios for 1998 excluding $80.7 million (after tax) for nonrecurring merger and consolidation charges are as follows: Return on average assets - 1.48%, Return on average stockholders' equity - 17.42%, and Efficiency - 54.13%.

(e) Ratios for 1996 excluding $20.2 million (after-tax) charge for SAIF assessment and merger expenses are as follows: Return on average assets
         - 1.33%, Return on average stockholders' equity - 15.64%, and Efficiency - 60.93%.

Selected Historical Financial Data of Park Meridian

                                                        SIX MONTHS
                                                      ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                                                --------------------------      ------------------------------------------
                                                   2001            2000            2000            1999            1998
                                                ----------      ----------      ----------      ----------      ----------
                                                        (Unaudited)
                                                             (In thousands, except per share data and ratios)

INCOME STATEMENT DATA:
Total interest income ....................      $   10,944      $    9,972      $   21,499      $   14,763      $   11,694
Total interest expense ...................           7,301           6,041          13,453           8,658           6,686
Net interest income ......................           3,643           3,931           8,046           6,105           5,008
Provision for loan losses ................             230             429             833             407             420
Net interest income after
     loan loss provision .................           3,413           3,502           7,213           5,698           4,588
Total noninterest income excluding
     security gains (losses) .............           1,241             758           1,620           1,597           1,701
Security gains (losses) ..................              52              (5)             (5)             71              50
Total noninterest expense ................           2,563           2,530           5,195           4,455           4,061
Income tax expense .......................             708             548           1,162             902             676
Net income ...............................           1,435           1,177           2,471           2,009           1,602
PER SHARE DATA:
Net income ...............................      $      .52      $      .43      $      .90      $      .74      $      .60
Net income -- diluted ....................             .51             .42             .88             .70             .57
Cash dividends ...........................              --              --              --              --              --
Book value ...............................            8.70            8.04            8.04            6.62            6.72
OTHER INFORMATION:
Average number of shares outstanding .....           2,772           2,744           2,754           2,729           2,672
Average number of shares outstanding,
    -- diluted ...........................           2,837           2,824           2,814           2,854           2,819
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets .............................      $  298,222      $  266,989      $  285,733      $  228,054      $  181,493
Securities ...............................          57,396          62,113          64,349          63,284          55,156
Loans, net of unearned income ............         217,589         182,998         194,390         149,838         107,417
Allowance for loan losses ................          (2,885)         (2,426)         (2,763)         (1,997)         (1,626)
Total deposits ...........................         205,785         183,404         197,258         159,022         134,358
Long-term debt ...........................          33,000          57,000          57,000          10,000          15,000
Stockholders' equity .....................          24,355          19,361          22,236          18,131          18,273
PERFORMANCE RATIOS:
Return on average assets(1) ..............            1.00%            .96%            .95%           1.01%           1.05%
Return on average stockholders'
     equity(1) ...........................           12.35           12.54           12.45           10.78            9.44
Net interest margin(1) ...................            2.88            3.03            3.37            3.41            3.66
Efficiency(2) ............................           51.92           54.00           53.80           56.80           59.64
Dividend payout ..........................              --              --              --              --              --
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) ...........             .06%             --             .04%            .03%            .09%
Problem assets to net loans and
     other real estate(3) ................              --              --              --              --              --
Nonperforming assets to net loans
     and other real estate(4) ............             .19             .06%             --              --             .11
Allowance for loan losses to loans,
     net of unearned income ..............            1.33            1.33            1.42            1.33            1.51
Allowance for loan losses to
     nonperforming assets(4) .............          685.54        2,353.04              --              --        1,402.08

                                                           YEAR ENDED DECEMBER 31,
                                                         --------------------------
                                                            1997            1996
                                                         ----------      ----------

                                              (In thousands, except per share data and ratios)

INCOME STATEMENT DATA:
Total interest income ....................               $    8,913      $    6,395
Total interest expense ...................                    4,929           3,484
Net interest income ......................                    3,984           2,911
Provision for loan losses ................                      305             300
Net interest income after
     loan loss provision .................                    3,679           2,611
Total noninterest income excluding
     security gains (losses) .............                    1,210           1,120
Security gains (losses) ..................                       13              (2)
Total noninterest expense ................                    3,223           2,535
Income tax expense .......................                      575             418
Net income ...............................                    1,104             776
PER SHARE DATA:
Net income ...............................               $      .47      $      .38
Net income -- diluted ....................                      .44             .37
Cash dividends ...........................                       --              --
Book value ...............................                     5.89            5.73
OTHER INFORMATION:
Average number of shares outstanding .....                    2,368           2,030
Average number of shares outstanding,
    -- diluted ...........................                    2,493           2,116
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets .............................               $  136,543      $   96,827
Securities ...............................                   44,038          26,157
Loans, net of unearned income ............                   80,616          58,639
Allowance for loan losses ................                   (1,291)           (980)
Total deposits ...........................                  100,674          82,130
Long-term debt ...........................                    5,000              --
Stockholders' equity .....................                   14,952           9,307
PERFORMANCE RATIOS:
Return on average assets(1) ..............                      .98%            .95%
Return on average stockholders'
     equity(1) ...........................                     8.59            8.97
Net interest margin(1) ...................                     3.88            3.90
Efficiency(2) ............................                    61.74           62.95
Dividend payout ..........................                       --              --
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) ...........                       --             .35%
Problem assets to net loans and
     other real estate(3) ................                       --              --
Nonperforming assets to net loans
     and other real estate(4) ............                       --             .07
Allowance for loan losses to loans,
     net of unearned income ..............                     1.60%           1.74
Allowance for loan losses to
     nonperforming assets(4) .............                       --        2,390.79

                                                  SIX MONTHS
                                                ENDED JUNE 30,                       YEAR ENDED DECEMBER 31,
                                              ------------------      ------------------------------------------------------
                                               2001        2000        2000        1999        1998        1997        1996
                                              ------      ------      ------      ------      ------      ------      ------
                                                 (Unaudited)

LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets .......................        8.27%       7.61%       7.66%       9.37%      11.15%      11.40%      10.63%
Average loans to average deposits ......      100.17      103.86      104.41       91.11       90.97       82.73       79.60
Tier 1 risk-based capital(5) ...........       10.80       10.51       10.36       11.89       14.38       15.18       13.29
Total risk-based capital(5) ............       11.98       11.72       11.61       13.05       15.69       16.50       14.54
Tier 1 leverage(5) .....................        9.45        8.85        8.61       10.05       11.65       13.43       10.27

---------------
(1)      Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                                  RISK FACTORS

GENERAL

         If the merger is completed, you will receive shares of Regions common stock in exchange for your shares of Park Meridian common stock unless you dissent from the merger. You should be aware of particular risks and uncertainties that are applicable to an investment in Regions common stock. Specifically, there are risks and uncertainties that bear on Regions' future financial results and that may cause Regions' future earnings and financial condition to be less than Regions' expectations.

         Some of the risks and uncertainties involved in an investment in Regions common stock relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects are discussed in this proxy statement-prospectus under the heading "Forward-Looking Statements" on page 57. This section addresses particular risks and uncertainties that are specific to Regions.

RISKS RELATING TO THE MERGER

         PARK MERIDIAN SHAREHOLDERS MAY RECEIVE SHARES OF REGIONS COMMON STOCK VALUED AT LESS THAN $29.00 AT THE CLOSING OF THE MERGER. The exchange ratio of
 .55 may be increased based on the average of the daily volume weighted average trading prices of Regions common stock over the ten full trading days ending on the second full trading day prior to the date of the special meeting. If, and only if, such average is less than $29.00, then the exchange ratio will be increased based on a formula in the agreement and plan of merger. See "The Merger-Possible Adjustment of Exchange Ratio." However, the exact value of Regions common stock on the date we complete the merger will not be known until that date. If the market price of Regions common stock on the date we complete the merger is lower than the average of the daily volume weighted average trading prices of Regions common stock used to determine the exchange ratio, the value of each share of Regions common stock you receive in exchange for your shares of Park Meridian common stock may be less than $29.00 on the date we complete the merger or the date you receive your stock certificate for Regions common stock. The trading price of Regions common stock could fluctuate depending upon any number of reasons, including those specific to Regions and those that influence the trading prices of equity securities generally.

         REGIONS MAY NOT BE ABLE TO SUCCESSFULLY ASSIMILATE PARK MERIDIAN'S OPERATIONS INTO REGIONS' OPERATIONS. The merger involves the assimilation of two companies that have previously operated independently of each other. Successful assimilation of Park Meridian's operations will depend primarily on Regions' ability to consolidate operations, systems and procedures and to reduce costs. Regions may not be able to assimilate Park Meridian's operations without encountering difficulties, including the loss of key employees and customers and unexpected problems with operations, personnel, or technology. In addition, Regions currently does not have banking operations in North Carolina, and Regions may not be successful in entering this new market.

         REGIONS' ACQUISITION STRATEGY COULD POSE RISKS OF FUTURE STOCKHOLDER DILUTION OR REDUCTION OF CAPITAL, WHICH IN TURN COULD REDUCE THE VALUE OF AN INVESTMENT IN REGIONS COMMON STOCK. Regions has grown through acquisitions in recent years, and Regions from time to time evaluates strategic opportunities in the banking industry and in the related financial services industries. If Regions makes acquisitions in the future, one or more of those possible future acquisitions could be material to Regions. Regions may issue common stock to pay for those future acquisitions, which could dilute the ownership interest of all Regions stockholders at the time of any such acquisition. Regions may also use cash or other liquid assets or incur debt to complete future acquisitions. In those events, Regions could become more susceptible to economic downturns and competitive pressures.

                               THE SPECIAL MEETING

GENERAL

         This proxy statement-prospectus is being furnished to the shareholders of Park Meridian Financial Corporation in connection with the solicitation by the Park Meridian board of directors of proxies for use at a special meeting of shareholders, at which Park Meridian shareholders will be asked to vote to approve the agreement and plan of merger by and between Park Meridian and Regions.

         The special meeting will be held at 9:30 a.m., local time, on _______, 2001, at Myers Park Country Club, located at 2415 Roswell Avenue, Charlotte, North Carolina, 28209.

         Park Meridian shareholders are requested promptly to sign, date, and return the accompanying proxy card to Park Meridian in the enclosed postage-paid, addressed envelope. Item number 1 on the proxy card is the proposal to approve the agreement and plan of merger by and between Park Meridian and Regions. To vote in favor of the merger by proxy you must vote "FOR" item number 1 on the proxy card, sign the proxy card, and return it before the special meeting. A shareholder's failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger.

         Any Park Meridian shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Park Meridian a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Park Meridian before the special meeting or in open meeting prior to the taking of the shareholder vote at the special meeting. Any notice of revocation should be sent to Park Meridian Financial Corporation, Post Office Box 11816, Charlotte, North Carolina, 28220,
Attention: Pamela Brady, Corporate Secretary. A proxy will not be revoked by death of the shareholder executing the proxy, or if the shareholder becomes incompetent after submitting a signed proxy, unless, before the vote, notice of such death or incapacity is filed with Park Meridian's Corporate Secretary. The shares of Park Meridian common stock represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN OR YOU HAVE VOTED AGAINST THE MERGER, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT AND PLAN OF MERGER. As of the date of this proxy statement-prospectus, Park Meridian is unaware of any other matter to be presented at the special meeting.

         Park Meridian will solicit proxies by mail, and possibly by telephone or telegram or in person by the directors, officers, and employees of Park Meridian, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Park Meridian may also engage the firm of

Georgeson Shareholder Communications, Inc., which has previously served as a proxy solicitation agent for Park Meridian, to provide certain solicitation services. Georgeson would be compensated at its usual and customary rates, which are estimated to be approximately $10,000. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

         Park Meridian shareholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

         Park Meridian's board of directors has established the close of business on _______, 2001, as the record date for determining the Park Meridian shareholders entitled to notice of and to vote at the special meeting. Only Park Meridian shareholders of record as of the record date will be entitled to vote at the special meeting. As of the record date, there were approximately _______ holders of _______ shares of the $.01 par value common stock of Park Meridian outstanding and entitled to vote at the special meeting. Each share is entitled to one vote. For information as to persons known by Park Meridian to beneficially own more than 5.0% of the outstanding shares of Park Meridian common stock as of the record date, see "Voting Securities and Principal Shareholders of Park Meridian."

         The presence, in person or by proxy, of a majority of the outstanding shares of Park Meridian common stock is necessary to constitute a quorum of the shareholders. A quorum must be present before a vote on the merger can be taken at the special meeting. For these purposes, shares of Park Meridian common stock that are present, or represented by proxy, at the special meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the merger for any reason, including broker nonvotes. Generally, a broker who holds shares of Park Meridian common stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

         Once a quorum is established, approval of the agreement and plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of Park Meridian common stock entitled to vote at the special meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the merger.

         The directors and executive officers of Park Meridian and their affiliates possessed or shared the power to vote, as of the record date, _______ shares, or approximately _______% of the outstanding shares, of Park Meridian common stock. The directors of Park Meridian have agreed to vote those shares of Park Meridian common stock over which they have voting control, other than as a fiduciary, in favor of the merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the record date, no shares of Park Meridian common stock. As of that date, no subsidiary of either Park Meridian or Regions held any shares of Park Meridian common stock as a fiduciary for others.

                                   THE MERGER

         The following material describes certain aspects of the merger of Park Meridian with and into Regions. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the agreement and plan of merger, which is attached as Appendix A to this proxy statement-prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

         The agreement and plan of merger provides generally for the acquisition of Park Meridian by Regions pursuant to the merger of Park Meridian with and into Regions, with Regions as the surviving corporation resulting from the merger.

         On the date and at the time that the merger becomes effective, each share of Park Meridian common stock (excluding shares held by Park Meridian, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by shareholders who perfect their dissenters' rights) issued and outstanding at the time we complete the merger will be converted into
 .55 of a share of the $.625 par value common stock of Regions, subject to possible upward adjustment as described below under the caption "--Possible Adjustment of Exchange Ratio." Each share of Regions common stock outstanding immediately prior to the time we complete the merger will remain outstanding and unchanged as a result of the merger.

         No fractional shares of Regions common stock will be issued in connection with the merger. Instead of Regions issuing fractional shares, each Park Meridian shareholder will receive a cash payment equal to the fractional part of a share which the shareholder would otherwise receive multiplied by the last sale price of Regions common stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the date we complete the merger.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

         If we complete the merger, you will receive .55 of a share of Regions common stock in exchange for each of your shares of Park Meridian common stock unless this exchange ratio is adjusted as described below.

         If the average of the daily volume weighted averages of the trading prices of Regions common stock for the 10 consecutive full trading days ending at the close of trading on the second full trading day immediately prior to the special meeting (the "average price") is less than $29.00, then the exchange ratio will be adjusted as follows:

         The exchange ratio shall be equal to the quotient obtained by dividing:

                  the product of $29.00 and the exchange ratio (as then in effect)

                           by

                  the "average price."

         This adjustment formula reflects the parties' intention that, for the period of time between the date of the agreement and plan of merger and the date of the special meeting, Park Meridian's shareholders will not bear the risk of a decline in the market value of Regions common stock below $29.00 per share, as measured by the "average price" over the ten-trading-day period described above. This formula is intended to result in you receiving, in exchange for each share of Park Meridian common stock you own, Regions common stock having a minimum value that approximates $15.95 as of the time of the special meeting. You should understand that this minimum amount is only an approximation, because of the likely difference between the trading price of Regions common stock on the date of the special meeting and the "average price" of Regions common stock computed as described above for use in the adjustment formula.

         The operation of the formula can be illustrated by the following examples. If the "average price" over such ten-trading-day period were $28.00 and the last sale price of Regions common stock on the date of the special meeting were $27.50, then the following would result:

         - The "average price" would be less than $29.00 so the exchange ratio would be adjusted upward.

         - The new exchange ratio computed pursuant to the formula would be .5696.

         - The value of the Regions common stock you would receive for each share of Park Meridian common stock would equal $15.95 based on the "average price" of $28.00 but would equal $15.66 as of the date of the special meeting, based on the last sale price of $27.50.

         If the example were changed slightly to assume the same "average price" of $28.00 but a last sale price of Regions common stock on the date of the special meeting of $28.50 instead of $27.50, the value of the Regions common stock you would receive for each share of Park Meridian common stock would equal $16.23 as of the date of the special meeting.

         The actual market value of a share of Regions common stock at the time we complete the merger and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Park Meridian common stock may be more or less than the "average price" computed prior to the special meeting as described above. We urge you to obtain current market quotations for Regions common stock. See "Comparative Market Prices and Dividends."

TREATMENT OF PARK MERIDIAN OPTIONS

         The agreement and plan of merger provides that all rights with respect to Park Meridian common stock pursuant to stock options or stock appreciation rights granted by Park Meridian under its stock option plans which are outstanding at the time we complete the merger, whether or not then exercisable, will be converted into and will become rights with respect to Regions common stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the time we complete the merger, those options will become options to purchase Regions common stock, with the exercise price and number of shares of Regions common stock purchasable thereunder adjusted to reflect the exchange ratio, as it may be adjusted. Those options that were issued as incentive stock options will be adjusted in accordance with Section 424 of the Internal Revenue Code in order to avoid certain tax consequences for the option holder.

         The executive officers or directors of Park Meridian held in the aggregate exercisable options to purchase 254,114 shares of Park Meridian common stock, as of the date of this proxy statement-prospectus.

BACKGROUND OF THE MERGER

         For several years, the board of directors of Park Meridian has been aware of emerging trends in the banking industry - the increasing incidence of consolidation and geographic expansion, increased emphasis and reliance on automation and technology, increased specialization of products and services, and increased competition from non-bank financial institutions. The languishing stock prices of most community banks have also been of concern to the board. With these trends in mind, the board and management have periodically reviewed and discussed, on a preliminary, informal basis, strategic plans for Park Meridian.

         During the second week of March 2001, representatives of Regions contacted management of Park Meridian to schedule a meeting to discuss a possible transaction involving Regions and Park Meridian. On March 19, 2001, representatives of Regions met with Park Meridian's management in Charlotte, North Carolina. At this meeting, representatives of Regions expressed a desire to explore a possible acquisition of Park Meridian by Regions.

         On May 9, 2001, Regions delivered a letter expressing its preliminary interest in acquiring Park Meridian in a stock-for-stock merger, and presented an outline of a proposed transaction. Regions and Park Meridian entered into a confidentiality agreement dated May 14, 2001, under which Regions agreed not to disclose any nonpublic information provided to it by Park Meridian and not to make a public announcement of a proposal to acquire Park Meridian or purchase any Park Meridian shares for two years unless invited to do so by Park Meridian's board.

         Park Meridian's board held a special meeting on May 17, 2001 and authorized Park Meridian management to proceed with further negotiations. At that point, at the advice of counsel, Park Meridian's board authorized management to retain the services of a third-party financial advisor to advise the board as to the fairness, from a financial point of view, of the proposed transaction. On May 29, 2001, Park Meridian engaged The Orr Group to evaluate the fairness, from a financial point of view, of the proposed merger to Park Meridian's shareholders.

         The parties and their respective counsel continued discussions, negotiations, and due diligence reviews. At a special meeting on June 24, 2001, Park Meridian's board met and reviewed and discussed the terms of the proposed merger with Park Meridian's management and its financial advisor and counsel. After considering the material factors described below, including the opinion of Park Meridian's financial advisor, Park Meridian's board unanimously approved the agreement and plan of merger with Regions and authorized it to be executed on behalf of Park Meridian. Park Meridian and Regions executed the agreement and plan of merger on June 26, 2001.

PARK MERIDIAN'S REASONS FOR THE MERGER

         In approving the merger, the directors of Park Meridian considered a number of factors. Without assigning any relative or specific weights to the factors, the Park Meridian board of directors considered the following material factors:

- the information presented to the directors by the management of Park Meridian concerning the business, operations, earnings, asset quality, and financial condition of Park Meridian and Regions;

- the financial terms of the merger, including the relationship of the merger price to the book value and earnings per share of Park Meridian common stock and the protection against a decline in the market value of Regions common stock;

- the nonfinancial terms of the merger, including the treatment of the merger as a tax-free exchange of Park Meridian common stock for Regions common stock for federal and state income tax purposes;

- the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

- the opinion rendered by Park Meridian's financial advisor to the effect that, from a financial point of view, the exchange of Park Meridian common stock for Regions common stock on the terms and conditions set forth in the agreement and plan of merger was as of such date fair to the holders of Park Meridian common stock;

- the fact that shareholders of Park Meridian will receive shares of Regions common stock, which is publicly traded on the Nasdaq National Market, while the current public market for Park Meridian common stock on the OTC bulletin board is not as liquid as is generally the case on the Nasdaq National Market;

- their belief that affiliation with a larger holding company will provide the opportunity to realize economies of scale and increase efficiencies of operations to the benefit of shareholders and customers and enhance the development of new products and services, the development and provision of which are becoming increasingly difficult to address by smaller banks;

- the potential benefits and opportunities for employees of Park Meridian, as a result of both employment in a larger enterprise and Regions' benefit plans and policies; and

- their belief that growth of Park Meridian without affiliation with a larger holding company would likely be limited because of Park Meridian's need for increasing capital resources to support that growth.

         The foregoing discussion of the information and factors considered by the Park Meridian board of directors is not intended to be exhaustive but includes all material factors considered by the board of directors. In reaching its determination to approve the merger and the agreement and plan of merger, the Park Meridian board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the merger, and considering, among other things, the matters discussed above, the Park Meridian board of directors determined that the merger is in the best interests of Park Meridian and its shareholders and unanimously approved the agreement and plan of merger and the merger. Each member of the board of directors of Park Meridian has agreed to vote those shares of Park Meridian common stock over which such member has voting authority, other than as a fiduciary, in favor of the merger and the agreement and plan of merger.

         The terms of the merger were the result of arms-length negotiations between representatives of Park Meridian and representatives of Regions. Based upon the consideration of the foregoing factors, the board of directors of Park Meridian unanimously approved the merger as being in the best interests of Park Meridian and its shareholders.

         PARK MERIDIAN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PARK MERIDIAN SHAREHOLDERS VOTE IN FAVOR OF THE MERGER BY VOTING "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF MERGER UNDER ITEM NUMBER 1 ON THE PROXY CARD.

REGIONS' REASONS FOR THE MERGER

         In approving the agreement and plan of merger and the merger, the Regions board of directors considered a number of factors concerning the benefits of the merger, including the following:

- Information Concerning Park Meridian: The Regions board of directors considered information concerning the business, operations, earnings, asset quality, and financial condition of Park Meridian, and aspects of the Park Meridian franchise, including the market position of Park Meridian in the market in which it operates and the compatibility of the community bank orientation of the operations of Park Meridian to that of Regions. The Regions board of directors concluded that Park Meridian is a sound, well managed financial institution which is well positioned in its market area and which presents an attractive opportunity for Regions to expand its franchise into North Carolina as an adjunct to its franchise in neighboring states.

- Financial Terms of the Merger: The Regions board of directors considered various financial aspects of the merger as reported by Regions' management including (1) the anticipated effect of the merger on Regions' per share earnings (with the merger anticipated to have no significant effect on Regions' earnings per share), (2) the anticipated effect of the merger on Regions' book value per share (with the merger anticipated not to dilute significantly Regions' book value per share),
         (3) a comparison of Park Meridian to selected peer banks and a comparison of pricing aspects of the merger to pricing characteristics of other merger transactions involving financial institutions, and (4) the anticipated accounting treatment of the merger as a purchase.

- Nonfinancial Terms of the Merger. The Regions board of directors considered various nonfinancial aspects of the merger, including the treatment of the merger as a tax-free exchange of Park Meridian common stock for Regions common stock for federal income tax purposes and the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

         The foregoing discussion of the information and factors considered by the Regions board of directors is not intended to be exhaustive but includes all material factors considered by the Regions board of directors. In reaching its determination to approve the merger and the agreement and plan of merger, the Regions board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the merger, and considering, among other things, the matters discussed above, the Regions board of directors determined that the merger is in the best interests of Regions and its stockholders and unanimously approved the agreement and plan of merger and the merger.

OPINION OF PARK MERIDIAN'S FINANCIAL ADVISOR

         Park Meridian retained The Orr Group on May 29, 2001, to evaluate, and report to the board of directors of Park Meridian with respect to, the fairness, from a financial point of view, to the shareholders of Park Meridian of the terms of the proposed Park Meridian merger with Regions. On June 24, 2001, The Orr Group presented its written opinion to the board of Park Meridian.

         The full text of The Orr Group's opinion, which has been updated through August 20, 2001, is attached as Appendix B hereto. This opinion includes important information regarding the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by The Orr Group in connection with its opinion. Park Meridian's shareholders are urged to read the opinion in its entirety.

         The Orr Group's opinion to Park Meridian's board of directors on the Park Meridian merger is directed only to the Park Meridian exchange ratio. The Orr Group's opinion does not constitute a recommendation to any shareholder of Park Meridian as to how such shareholder should vote at the Park Meridian special meeting.

         Park Meridian selected The Orr Group as its investment banker on the basis of its expertise in merger and acquisition advisory services. The Orr Group is an investment banking firm whose principals have over 75 years of combined banking experience and have been involved with over 40 bank related mergers and acquisitions.

         Park Meridian imposed no limitations on The Orr Group with respect to rendering its opinion.

         In arriving at its opinion, The Orr Group reviewed, among other things:
(1) the agreement and plan of merger; (2) certain publicly available information concerning Park Meridian and Regions, including Annual Reports on Form 10-KSB of Park Meridian and Annual Reports on Form 10-K of Regions for each of the years in the three year period ended December 31, 2000, and the Quarterly Report on Form 10-QSB for Park Meridian and the Quarterly Report on Form 10-Q for Regions for the quarter ended June 30, 2001; (3) certain available financial forecasts concerning the business and operations of Park Meridian and Regions, respectively; and (4) certain publicly available information with respect to other companies that The Orr Group believes to be comparable in certain respects to Park Meridian and Regions and the trading markets for such other companies' securities.

         In The Orr Group's review and analysis, The Orr Group assumed and relied upon the accuracy and completeness of all of the financial and other information that was provided to The Orr Group or publicly available, and has not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, The Orr Group assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Park Meridian or Regions, as the case may be, and The Orr Group expresses no opinion with respect to such forecasts or the assumptions on which they are based. The Orr Group has not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of Park Meridian or Regions.

         The following summary does not purport to be a complete description of the analyses performed or the matters considered by The Orr Group in arriving at its opinion.

         In addressing the fairness, from a financial point of view, of the consideration to be issued by Regions to the shareholders of Park Meridian, The Orr Group addressed certain issues relating to the financial fairness of the proposed merger, including: (1) how the merger compares to similar bank transactions; (2) the financial impact of the merger to the current shareholders of Park Meridian; and (3) whether Regions' operations and currency are of similar value to other acquirors in similar transactions. To address the impact of the proposed merger transaction, The Orr Group reviewed analyses of recently announced bank acquisitions, Park Meridian's contribution to the new combined entity, The Orr Group's analysis of stockholders' claims on the new entity, a present value analysis of Park Meridian's common stock on a stand-alone basis, and Regions' operations and stock compared to its peers. In summary, The Orr Group reached the conclusions that the proposed merger transaction is comparable to similar bank transactions, the financial impact to the current shareholders of Park Meridian is positive and fair, and Regions' operations and stock are well within the range of comparable acquirors in the industry.

         The Orr Group employed a variety of methodologies in its analyses, including analyses of the financial impact of the transaction based on a pro forma contribution analysis, a shareholder's claims analysis, and a discounted dividend analysis. The pro forma contribution analysis looked at the financial impact of the Park Meridian merger on certain balance sheet and income statement items. Such analysis included calculations, among others, that showed the percentage contributions of Park Meridian and Regions to the total equity capital of the combined entities would be .6% and 99.4%, respectively; and the percent of contribution to market capitalization at August 20, 2001 would be .6% by Park Meridian and 99.4% by Regions.

         Shareholder's Claims Analysis. In its shareholder's claims analysis, The Orr Group calculated an earnings per share claims analysis and concluded that the merger would result in an increase of 21.3% in the expected 2001 earnings per share of $1.00 for Park Meridian. The Orr Group also performed a dividend claims analysis as part of its shareholder's claims analysis and concluded that, based on Regions' second quarter dividend of $.28 per share of Regions' common stock, the new equivalent dividend per share for Park Meridian would increase from 0 to $.15.

         Discounted Dividend Analysis. The Orr Group's discounted dividend analysis compared the value of Park Meridian's current share value to the value it will receive in the exchange for share of Regions common stock. Park Meridian provided The Orr Group estimated earnings data for 2001 and 2002 and the basis for these estimates. The Orr Group discounted the dividends at rates of 13%, 15%, and 17% and assumed a take-out value at the end of year five based on price-to-earnings multiples of 13, 15, and 17. The discounted values ranged from a low of $11.50 per share to a high of $17.50 per share. The analysis revealed that the offer from Regions, $17.38 per share (based on the last sale price of Regions common stock on August 17, 2001), is higher than the stock price of holding the share of Park Meridian common stock.

         Comparable Bank Transactions Analysis. The Orr Group reviewed 25 comparable bank transactions announced since June 30, 2000 involving sellers with assets between $200-$750 million. The Orr Group noted the prices paid in these mergers as a multiple of book values and earnings, as well as reviewing other data, including the amount of total assets, the return on average assets and the return on average earnings of the acquired institutions. The Orr Group then compared this data to corresponding information regarding Park Meridian and the value to be received by Park Meridian shareholders in the proposed merger.

         The comparable bank transactions showed a range of transaction values as multiples of book value per share of a low of 1.1 times to a high of 3.7 times and an average of 2.0 times. The range of transaction values as multiples of earnings per share revealed a low of 10.8 times, a high of 45.3 times and an average of 17.5 times. The Park Meridian acquisition multiple of book value was
2.0 times and the multiple of earnings per share was 17.6 times.

         As The Orr Group noted, no company or transaction used in the above analyses as a comparison is identical to Park Meridian, Regions or the proposed merger. Accordingly, an analysis of the results of the foregoing comparisons necessarily involves complex considerations and judgments concerning differences in the financial growth and operating characteristics of Park Meridian, Regions, and the companies to which they are being compared, as well as other factors that could affect the public trading value of the companies. Mathematical analysis in and of itself does not necessarily provide meaningful intercompany comparisons.

         The Orr Group will be paid a fee in connection with the proposed merger. The payment of that fee is contingent upon completion of the merger. In addition, Park Meridian has agreed to reimburse legal and other reasonable expenses and to indemnify The Orr Group and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

THE WRITTEN FAIRNESS OPINION OF THE ORR GROUP TO PARK MERIDIAN IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS DESCRIPTION OF THE FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. PARK MERIDIAN SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY THE ORR GROUP IN CONNECTION WITH RENDERING ITS OPINION.

EFFECTIVE TIME OF THE MERGER

         After all conditions to the merger are satisfied or waived, Regions will file a certificate of merger with the Secretary of State of Delaware and articles of merger with the Secretary of State of North Carolina. The merger will be effective on the date and at the time specified in such filings, or, if later, the date and time when both the Delaware certificate of merger has been declared effective by the Delaware Secretary of State and the North Carolina articles of merger have been accepted for filing by the North Carolina Secretary of State. Unless otherwise agreed upon by Regions and Park Meridian, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to complete the merger, the parties will use their reasonable efforts to complete the merger not later than the last business day of the month during which the last of the following events occur: (1) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the merger and (2) the date on which the agreement and plan of merger is approved by the requisite vote of Park Meridian shareholders.

         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the merger can or will be satisfied. Regions and Park Meridian anticipate that all conditions to completion of the merger will be satisfied so that the merger can be completed during the fourth quarter of 2001. However, delays in the completion of the merger could occur.

         The board of directors of either Regions or Park Meridian generally may terminate the agreement and plan of merger if the merger is not completed by December 31, 2001, unless the failure to complete by that date is the result of a breach of the agreement and plan of merger by the party seeking termination. See "-Conditions to Completion of the Merger" and "-Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

         Promptly after we complete the merger, Regions will cause an exchange agent selected by Regions to mail to the former shareholders of Park Meridian a form letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Park Meridian common stock for certificates representing shares of Regions common stock.

         PARK MERIDIAN SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the exchange agent of certificates for Park Meridian common stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Park Meridian common stock surrendering such items a certificate or certificates representing the number of shares of Regions common stock to which such holder is entitled, if any, and a check for the amount to be paid instead of any fractional share interest, without interest. After we complete the merger, to the extent permitted by law, Park Meridian shareholders of record as of the time we complete the merger will be entitled to vote at any meeting of holders of Regions common stock the number of whole shares of Regions common stock into which their Park Meridian common stock has been converted, regardless of whether such shareholders have surrendered their Park Meridian common stock certificates. No dividend or other distribution payable after the time we complete the merger with respect to Regions common stock, however, will be paid to the holder of any unsurrendered Park Meridian certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid instead of any fractional share interest will be delivered to such shareholder, in each case without interest.

         After the time we complete the merger, a Park Meridian shareholder will be unable to transfer shares of Park Meridian common stock. If a certificate representing shares of Park Meridian common stock is presented for transfer after the completion of the merger, it will be canceled and exchanged for shares of Regions common stock and a check for the amount due, if any, instead of a fractional share.

CONDITIONS TO COMPLETION OF THE MERGER

         Completion of the merger is subject to a number of conditions, including, but not limited to:

- approval from the Board of Governors of the Federal Reserve System and the expiration of all applicable waiting periods associated with such approval, without any conditions or restrictions (excluding requirements relating to the raising of additional capital or the disposition of assets or deposits) that would, in the reasonable good faith judgment of Regions' board of directors, so materially adversely impact the economic or business benefits of the transactions contemplated by the agreement and plan of merger as to render inadvisable the completion of the merger;

- the approval by the holders of the requisite number of shares of Park Meridian common stock;

- the absence of any action by any court, or governmental authority, or regulatory authority with appropriate jurisdiction restricting, prohibiting, or making illegal the completion of the merger and the other transactions contemplated by the agreement and plan of merger; and

- the receipt of a satisfactory opinion of counsel that the merger qualifies for federal income tax treatment as a reorganization under
         Section 368(a) of the Code, with the effects described under "--Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Park Meridian common stock for Regions common stock will not give rise to recognition of gain or loss to Park Meridian shareholders, except to the extent of any cash received instead of fractional shares.

         Completion of the merger also is subject to the satisfaction or waiver of various other conditions specified in the agreement and plan of merger which are customary in transactions of this nature. Such conditions include the delivery by Regions and Park Meridian of certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the agreement and plan of merger. Also, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party are conditions to completion of the merger.

REGULATORY APPROVALS

         The merger may not proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. It is also possible that any such approval may be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the agreement and plan of merger. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

         Regions and Park Meridian are not aware of any material governmental approvals or actions that are required for completion of the merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The merger requires the prior approval of the Federal Reserve Board, pursuant to Section 3 of the Bank Holding Company Act of 1956. In granting its approval under Section 3 of the Bank Holding Company Act, the Federal Reserve Board must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger (1) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (2) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve Board finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the merger may not be completed until the 30th day following the date of Federal Reserve Board approval, which may be shortened by the Federal Reserve Board to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board's approval, unless a court specifically orders otherwise.

         The merger also is subject to review and approval of the North Carolina Commissioner of Banks.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT AND PLAN OF MERGER

         Prior to the time we complete the merger, and to the extent permitted by law, any provision of the agreement and plan of merger generally may be (1) waived by the party benefited by the provision or (2) amended by a written agreement between Regions and Park Meridian approved by their respective boards of directors; provided, however, that after approval by the Park Meridian shareholders, no amendment that pursuant to the North Carolina Business Corporation Act requires further approval of the Park Meridian shareholders, including modifying the terms and conditions of the merger or the identity of the surviving corporation, may be made without the further approval of such shareholders.

         The agreement and plan of merger may be terminated, and the merger abandoned, at any time prior to the time we complete the merger, either before or after approval by Park Meridian shareholders, under certain circumstances, including:

-        by mutual consent of the boards of directors of Regions and Park
         Meridian;

- by the board of directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappealable or was not appealed within the time limit for appeal;

- by the board of directors of either party, if the holders of the requisite number of shares of Park Meridian common stock do not approve the agreement and plan of merger at the Park Meridian special meeting;

- by the board of directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the agreement and plan of merger), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

- by the board of directors of either party (provided the terminating party is not in material breach of any representation, or warranty included in the agreement and plan of merger), in the event of a material breach by the other party of any covenant or agreement included in the agreement that cannot be cured within 30 days after giving notice to the breaching party; and

- by the board of directors of either party if the merger shall not have been completed by December 31, 2001, but only if the failure to complete the merger by such date has not been caused by the terminating party's breach of the agreement and plan of merger.

         If the agreement and plan of merger is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the agreement and plan of merger giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

         Each of Park Meridian and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, and to use its reasonable best efforts to preserve intact its business organizations and assets and maintain its rights and franchises. Each has also agreed to take no action, unless required to do so by law, which would materially adversely affect the ability of either party to obtain any consents required for the merger or to perform its covenants and agreements under the agreement and plan of merger and to complete the merger. However, Regions and its subsidiaries are not prevented from discontinuing or disposing of any of its assets or business. Nor is Regions prevented from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries. In addition, the agreement and plan of merger includes certain other restrictions applicable to the conduct of the business of Park Meridian prior to completion of the merger, as described below.

         Park Meridian. Park Meridian has agreed not to take certain actions relating to the operation of its business pending completion of the merger without the prior written consent of Regions, which Regions has agreed it will not unreasonably withhold. The actions Park Meridian has agreed not to take are subject in some cases to exceptions for actions in the ordinary course of business consistent with Park Meridian's past practice or subject to exceptions expressly recognized in the agreement and plan of merger. The specific agreements not to take certain actions, including the exceptions and contractually permitted actions, are set forth in the agreement and plan of merger, which is attached as Appendix A. See Article 7 of the agreement and plan of merger. The actions Park Meridian has agreed not to take are in the general categories of:

- amending its articles of incorporation, bylaws, or other governing instruments or the governing instruments of its subsidiaries;

- incurring indebtedness in excess of $500,000 or incurring material liens;

- acquiring any of its outstanding shares of stock or the shares of stock of its subsidiaries or making distributions with respect to its outstanding shares;

-        issuing additional securities;

-        reclassifying capital stock or selling or encumbering assets;

- increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits;

-        entering into or amending employment contracts;

-        adopting employee benefit plans or amending existing plans;

-        changing accounting methods or practices;

-        commencing or settling litigation; or

-        entering into or terminating material contracts.


         In addition, Park Meridian has agreed not to solicit, directly or indirectly, encourage, or knowingly facilitate any acquisition proposal from any other person. Park Meridian also has agreed not to negotiate with any other person with respect to any such proposal, provide nonpublic information to any party making such a proposal, unless its board of directors concludes in good faith and consistent with its fiduciary duties that such proposal could reasonably be expected to result in an acquisition proposal that is superior to the proposed merger with Regions. In such a case, Park Meridian's board must notify Regions, prior to providing information to, or entering into negotiations with, such other person, of the name of the person making the proposal and the material terms of the proposal. In addition, Park Meridian has agreed to use reasonable efforts to cause its officers, directors, affiliates, advisors, and other representatives not to engage in any of the foregoing activities.

MANAGEMENT FOLLOWING THE MERGER

         Upon completion of the merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference. See "Where You Can Find More Information" on page 59.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The agreement and plan of merger generally provides that Regions will indemnify and hold harmless each person entitled to indemnification from Park Meridian or any of its subsidiaries to the full extent permitted by law, for a period of six years from the time we complete the merger with respect to matters occurring at or prior to the time we complete the merger.

         The agreement and plan of merger also provides that, after the time we complete the merger, Regions will provide generally to officers and employees of Park Meridian and its subsidiaries who, at or after the effective time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions common stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Park Meridian or its subsidiaries prior to the time we complete the merger will be treated as service with Regions or its subsidiaries. The agreement and plan of merger further provides that Regions will cause Park Meridian to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Park Meridian or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the time we complete the merger under Park Meridian's benefit plans.

         Kevin T. Kennelly, President of Park Meridian and Park Meridian Bank, and Regions have agreed that, contingent upon completion of the merger, Mr. Kennelly's existing employment agreement with Park Meridian Bank will be amended to provide that he will continue employment with Regions after the merger. Pursuant to the amendment, for a period of at least five years after the merger Mr. Kennelly will be entitled to an annual base salary and bonus of at least $200,000.

         Bryan F. Kennedy III, Executive Vice President of Park Meridian Bank, and Regions have agreed that, contingent upon completion of the merger, Mr. Kennedy's existing employment agreement with Park Meridian Bank will be amended to provide that he will continue employment with Regions after the merger. Pursuant to the amendment, for a period of at least three years after the merger Mr. Kennedy will be entitled to an annual base salary and bonus of at least $175,000.

         The amended employment agreements will also provide that both Mr. Kennelly and Mr. Kennedy will be entitled to participate in all of Regions' executive incentive compensation programs and all savings and retirement plans, policies, and programs applicable generally to other employees of Regions holding comparable positions. In addition, upon completion of the merger Mr. Kennelly will be granted 15,000 stock options and Mr. Kennedy will be granted 10,000 stock options under Regions' long term incentive plan. The options will vest ratably over the first, second, and third year following the merger. In both cases the options will have an exercise price equal to the fair market value of Regions common stock on the date of the grant. Park Meridian's board reviewed the terms of these amended employment agreements at its June 24 meeting to consider the merger with Regions and approved each of the agreements subject to the completion of the merger.

         As described above under " -Treatment of Park Meridian Options," the agreement and plan of merger also provides that all rights with respect to Park Meridian common stock pursuant to stock options or stock appreciation rights granted by Park Meridian under its stock option and other stock-based compensation plans which are outstanding at the time we complete the merger, whether or not then exercisable, will immediately vest, will be converted into and will become rights with respect to Regions common stock, and Regions will assume each of such options in accordance with its terms.

         As of the record date, directors and executive officers of Park Meridian owned no shares of Regions common stock.

DISSENTING SHAREHOLDERS

         Article 13 of the North Carolina Business Corporation Act (a copy of which is attached as Appendix C to this proxy statement-prospectus) governs the rights of Park Meridian shareholders who may desire to dissent from the merger and obtain a cash payment for the fair value of their Park Meridian common stock.

         If the merger is completed, any holder of record of Park Meridian common stock who

- gives to Park Meridian written notice of such holder's intent to demand payment for such holder's shares, which notice must be given by the shareholder and actually received by Park Meridian prior to the vote at the special meeting on the agreement and plan of merger, and

-        does not vote in favor of the agreement and plan of merger, and

- complies in all respects with the statutory requirements summarized below shall be entitled to receive, in cash, the fair value of such holder's shares plus interest accrued from the effective date of the merger to the date of payment. The "fair value" of such shares as finally determined under such statutory requirements may be more or less than the value of the Regions common stock that will be paid in respect of Park Meridian shares held by non-dissenting shareholders in the Merger. Failure to follow the prescribed statutory requirements precisely may result in loss of the right to dissent and receive payment.

         For purposes of the governing statute and this discussion of the North Carolina dissent procedure, the term "Corporation" refers to Park Meridian prior to the effective date of the merger or Regions as the surviving corporation after the effective date of the merger, as the case may be.

         A shareholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one person and such holder notifies the Corporation in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares held on his behalf only if he: (1) submits to the Corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (2) asserts dissenters' rights with respect to all shares of which he is the beneficial owner.

         The written notice requirement referred to above will not be satisfied under the North Carolina statutory provisions by merely voting against approval of the agreement and plan of merger by proxy or in person at the special meeting. In addition to not voting in favor of the agreement and plan of merger, a shareholder wishing to preserve the right to dissent and seek appraisal must give, and the Corporation must receive before the vote on the merger is taken, a separate written notice of such holder's intent to demand payment for such holder's shares if the merger is completed, as provided by statute and described in this summary of the statute.

         Any written notice of intent to demand payment satisfying the requirements discussed above should be addressed as follows: Park Meridian Financial Corporation, Post Office Box 11816, Charlotte, North Carolina 28220,
Attention: Kevin T. Kennelly.

         If the merger is approved at the special meeting, the Corporation must deliver a written notice of such approval, referred to as the dissenters' notice, to all holders of Park Meridian common stock who satisfied the foregoing requirements within 10 days of such approval.

         Any shareholder who receives such dissenters' notice and elects to dissent must file with the Corporation, within a time period to be selected by the Corporation but not fewer than 30 days or more than 60 days after the date the dissenters' notice is mailed, a notice of such election. The dissenting shareholder should give notice of election to dissent by completing the form for demanding payment that will be included with the dissenter's notice. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the merger. Any shareholder filing an election to dissent must deposit such holder's certificates for certificated shares with the Corporation simultaneously with the filing of the election to dissent.

         At the completion of the merger or within 30 days after the Corporation's receipt of a payment demand, the Corporation shall pay each dissenting shareholder who has made demand, as described in the preceding paragraph, an amount the Corporation estimates to be the fair market value for such shares, plus interest accrued to the date of payment. The Corporation may not wait for a final agreement on value before making payment, and the shareholder has the immediate use of the amount determined by the Corporation to represent fair value without waiting for the conclusion of appraisal proceedings. The payment shall be accompanied by specified financial information. If the dissenting shareholder decides to accept the payment in full satisfaction, the holder shall cease to have any interest in such shares.

         Under certain circumstances a dissenting shareholder may notify the Corporation in writing of the holder's own estimate of the fair value of the holder's shares and amount of interest due, and demand payment of the amount in excess of the payment made by the Corporation. A dissenting shareholder may take this action if:

- the holder believes that the amount paid by the Corporation is less than the fair value of the holder's shares or that the interest due is incorrectly calculated;

or

- the Corporation fails to make timely payment of its calculation of the fair value of the holder's shares; or

or

- the Corporation, having failed to effectuate the proposed merger, does not return the deposited certificates within 60 days after the date set for demanding payment.

         A dissenting shareholder waives this right to demand payment unless the holder notifies the Corporation of his demand in writing either within 30 days after the Corporation made payment for the holder's shares or within 30 days after the Corporation has failed to perform timely. The failure to notify the Corporation of the holder's demand within such 30-day period shall be deemed as a withdrawal of the holder's dissent and demand for payment.

         If a demand for payment made pursuant to the previous paragraph remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of the date the Corporation made payment of its determination of the shares' fair value and accrued interest or the date of the dissenting shareholder's payment demand for the holder's determination of the shares' fair value and accrued interest. The dissenting shareholder should file a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. The failure to take action within such 60-day period shall be deemed as a withdrawal of the holder's dissent and demand for payment.

         The court shall have the discretion to make all dissenting shareholders (whether or not residents of North Carolina) whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the complaint in a specified manner.

         The jurisdiction of the court is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, because Park Meridian is a public corporation, there is no right to a trial by jury.

         Each dissenting shareholder made party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the Corporation. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

         The court in an appraisal proceeding shall determine all costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable. If the court finds the Corporation did not substantially comply with the requirements of notifying shareholders that the proposed merger would create dissenters' rights, the fees and expenses of counsel and experts may be assessed against the Corporation and in favor of any or all dissenting shareholders. If the court finds that a party acted arbitrarily, vexatiously or not in good faith, the fees and expenses of counsel and experts may be assessed against that party. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against the Corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

         The foregoing is a summary of the material rights of a dissenting shareholder of Park Meridian, but is qualified in its entirety by reference to the pertinent provisions of the North Carolina Business Corporation Act, included as Appendix C to this proxy statement--prospectus. Any Park Meridian shareholder who intends to dissent from approval of the agreement and plan of merger should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Park Meridian shareholders, except as indicated above or otherwise required by law.

         Any dissenting Park Meridian shareholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "--Federal Income Tax Consequences of the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF PARK MERIDIAN COMMON STOCK. THIS DISCUSSION MAY NOT APPLY TO SHAREHOLDERS WHO HAVE SPECIAL SITUATIONS, SUCH AS PARK MERIDIAN SHAREHOLDERS, IF ANY, WHO HOLD PARK MERIDIAN COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED PARK MERIDIAN COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD PARK MERIDIAN COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. THIS DISCUSSION DOES NOT ADDRESS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

         Completion of the merger is conditioned upon receipt by Regions and Park Meridian of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the merger. Based upon the assumption that the merger is completed in accordance with the agreement and plan of merger and upon factual statements and factual representations made by Regions and Park Meridian, it is such firm's opinion that:

         1. The merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986 (the "Code").

         2. No gain or loss will be recognized by holders of Park Meridian common stock who exchange all of their Park Meridian common stock solely for Regions common stock pursuant to the merger (except with respect to any cash received in lieu of fractional share interests in Regions common stock).

         3. The tax basis of the Regions common stock received (including fractional shares deemed received and redeemed) by holders of Park Meridian common stock who exchange all of their Park Meridian common stock solely for Regions common stock in the merger will be the same as the tax basis of the Park Meridian common stock surrendered in exchange for the Regions common stock (reduced by an amount allocable to a fractional share interest in Regions common stock deemed received and redeemed).

         4. The holding period of the Regions common stock received (including fractional shares deemed received and redeemed) by holders of Park Meridian common stock who exchange all of their Park Meridian common stock solely for Regions common stock in the merger will be the same as the holding period of the Park Meridian common stock surrendered in exchange therefor, provided that such Park Meridian common stock is held as a capital asset at the effective time of the merger.

         5. The payment of cash to holders of Park Meridian common stock in lieu of fractional share interests of Regions common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the Regions common stock redeemed, as provided in Section 302(a) of the Code.

         6. Where solely cash is received by a holder of Park Meridian common stock in exchange for Park Meridian common stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Park Meridian common stock, subject to the provisions and limitations of Section 302 of the Code.

         THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. PARK MERIDIAN SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

         It is anticipated that the merger will be accounted for as a "purchase," as that term is used pursuant to accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Park Meridian as of the time we complete the merger will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the effective time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Park Meridian.

EXPENSES AND FEES

         The agreement and plan of merger provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay all of the filing fees and one-half of the printing costs in connection with this proxy statement-prospectus.

RESALES OF REGIONS COMMON STOCK

         The Regions common stock to be issued to Park Meridian shareholders in the merger has been registered under the Securities Act of 1933, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Park Meridian (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% shareholders) at the time of the special meeting. Affiliates may not sell shares of Regions common stock acquired in connection with the merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 promulgated under the Securities Act or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

         Rule 145 promulgated under the Securities Act restricts the sale of Regions common stock received in the merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the time we complete the merger, affiliates of Park Meridian may resell publicly the Regions common stock received by them in the merger subject to certain limitations as to the amount of Regions common stock sold in any three-month period and as to the manner of sale, and subject to the timeliness of Regions' periodic reporting obligations with the Securities and Exchange Commission. After the one-year period and within two years following the time we complete the merger, affiliates of Park Meridian who are not affiliates of Regions may effect such resales subject only to the timeliness of Regions' periodic reporting requirements. After two years, such affiliates of Park Meridian who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the time we complete the merger may publicly resell the Regions common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions common stock received in the merger. Affiliates also would be permitted to resell Regions common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This proxy statement-prospectus does not cover any resales of Regions common stock received by persons who may be deemed to be affiliates of Park Meridian or Regions.

         Each person who Park Meridian reasonably believes is an affiliate of Park Meridian has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions common stock to be received by such person upon completion of the merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder

STOCK OPTION AGREEMENT

         As an inducement and a necessary condition to Regions entering into the agreement and plan of merger, Park Meridian and Regions entered into an option agreement, pursuant to which Park Meridian granted Regions an option entitling it to purchase up to 556,816 shares (representing approximately 19.9% of the shares of Park Meridian common stock issued and outstanding before giving effect to the issuance of additional shares of Park Meridian common stock pursuant to the exercise of such option) of Park Meridian common stock under the circumstances described below, at a cash price per share equal to $13.50, subject to possible adjustment in certain circumstances. In no event, however, shall Regions' total profit (defined in the option agreement generally as the net amount realizable by Regions upon transfer or sale of the shares acquired upon exercise of the option or of the option itself, including, without limitation, transfer of the option back to Park Meridian) exceed $2.0 million. This description of the option agreement and the option does not purport to be complete and is qualified in its entirety by reference to the option agreement, which is filed as an exhibit to the registration statement of which this proxy statement-prospectus forms a part.

         Exercise of the Option. Regions may exercise the option, in whole or in part, at any time, from time to time, if, but only if, a purchase event (as explained below) occurs prior to the option's termination. However, Regions cannot exercise the option if any court of competent jurisdiction in the United States has issued a preliminary or permanent injunction or other order against the delivery of the shares of Park Meridian common stock covered by the option and the injunction or order is in effect. Also, Regions cannot exercise the option if Regions is in material breach of any of the agreements or covenants included in the option agreement or the agreement and plan of merger. As defined in the option agreement, a "purchase event" that would give Regions the right to exercise the option means any of the following events:

- without Regions' prior written consent, Park Meridian authorizing, recommending, publicly proposing, or publicly announcing an intention to authorize, recommend or propose or entering into an agreement with any third party to effect any of the following:

         - a merger, consolidation, or similar transaction involving Park Meridian or any of its subsidiaries

                           (other than transactions solely between Park
                           Meridian's subsidiaries and transactions involving Park Meridian or any of Park Meridian's subsidiaries in which the voting securities of Park Meridian outstanding immediately prior thereto continue to represent at least 75% of the combined voting power of the voting securities of Park Meridian or the surviving entity or the parent thereof outstanding immediately after the completion of the transaction),

         - the disposition, by sale, lease, exchange, or otherwise, of 20% or more of the consolidated assets of Park Meridian and its subsidiaries, except as permitted by the agreement and plan of merger, or

         - the issuance, sale, or other disposition (including by way of merger, consolidation, share exchange, or any similar transaction) of securities representing 20% or more of the voting power of Park Meridian or any of its subsidiaries; or

- any person (other than Regions or any subsidiary of Regions) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934), or the right to acquire beneficial ownership of, or the formation of any "group" (as defined under the Exchange Act), other than a group of which Regions or any Regions subsidiary is a member, that beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding shares of Park Meridian common stock.

         After the occurrence of a purchase event, Regions may assign the option agreement and its rights thereunder in whole or in part.

         Termination of the Option. The option will terminate upon the earliest of the following:

-        the time we complete the merger;

or

- 12 months after termination of the agreement and plan of merger by Regions pursuant to a "default termination," meaning a termination of the agreement under certain circumstances involving generally a willful breach by Park Meridian of a representation or warranty contained in the agreement and plan of merger or a material breach by Park Meridian of a covenant contained in the agreement;

or

- 12 months after termination of the agreement and plan of merger following the occurrence of a preliminary purchase event or a purchase event;

              As defined in the option agreement, a "preliminary purchase event" includes either of the following events:

         - commencement or filing of a registration statement under the Securities Act by any third party of a tender offer or exchange offer to purchase any shares of Park Meridian common stock such that, upon completion of such offer, such person would own or control 15% or more of the then outstanding shares of Park Meridian common stock; or

         - failure of the holders of Park Meridian common stock to approve the agreement and plan of merger at the Park Meridian special meeting, the failure to hold the Park Meridian special meeting or another shareholder meeting for the purpose of voting on the agreement and plan of merger, or the cancellation of such meeting prior to termination of the agreement and plan of merger, or the withdrawal or modification by the Park Meridian board of directors in a manner adverse to Regions of the recommendation of the Park Meridian board with respect to the agreement and plan of merger, in each case, after public announcement that a third party (1) made a proposal to engage in an acquisition transaction, (2) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer, or (3) filed an application or gave a notice in draft or final form under any federal or state statute or regulation for approval or consent to engage in an acquisition transaction.

or

- termination of the agreement and plan of merger, other than a default termination, in accordance with the terms thereof prior to the occurrence of a preliminary purchase event or a purchase event.

         Substitute Option. The option agreement includes provisions that entitle Regions to request a substitute option under the circumstances described below. These provisions are intended to ensure that the value of the option to Regions will not be diminished if Park Meridian agrees to an acquisition transaction in which Park Meridian is not the surviving corporation, in which the value of Park Meridian's common shares is fundamentally altered, or in which Park Meridian's business is transferred to another party.

         Regions may request a substitute option if Park Meridian agrees to one of the following:

- a merger or consolidation with a party other than Regions in which Park Meridian does not survive,

- a merger in which Park Meridian is the surviving corporation but Park Meridian's common shares end up representing less than 50% of the ownership interests of the merged company, or

-        a sale of all or substantially all of Park Meridian's assets.

         The substitute option provisions require that, while the option is outstanding, any agreement by Park Meridian relating to one of these transactions must allow Regions to receive a new option when the transaction is completed and must require the acquiring corporation, or any person controlling the acquiring corporation, as applicable, to enter into a new option agreement with Regions. The new option is referred to as a "substitute option" because it substitutes for the existing option.

         In connection with the issuance of a substitute option, Regions can select the common shares of any of the following to be subject to the option, although not all may apply to any particular transaction:

- the continuing or surviving person of a consolidation or merger with Park Meridian in which Park Meridian does not survive,

- Park Meridian in a merger in which Park Meridian is the surviving corporation,

- the transferee of all or substantially all of the assets of Park Meridian or any of its significant subsidiaries, or

-        any person that controls any of the entities described above.

         The substitute option shall have the same terms as the option, provided that, if the terms of the substitute option cannot, for legal reasons, be the same as the option, such terms shall be as similar as possible and in no event less advantageous to Regions. The substitute option will be exercisable for a number of shares and at an exercise price calculated based upon a formula intended to reflect the value assigned to Park Meridian's common stock, or assets as the case may be, in the acquisition transaction.

         If the exercise price of the original option is less than the market or offer price for shares of Park Meridian's common stock, the adjustments discussed above will result in the substitute option having a higher financial value, measured at the time of exercise, than the original option-subject in all cases to the $2.0 million limit on total profit. The board of directors of Park Meridian considered this feature and believed it to be appropriate because it concluded that $2.0 million in total profit represented an appropriate amount to increase the likelihood that the merger will be completed and to compensate Regions for its efforts and its expenses and losses if the merger is not completed.

         Park Meridian's Contingent Repurchase Obligation. Upon the occurrence of a repurchase event (as explained below) that occurs prior to the exercise or termination of the option, at the request of Regions, delivered within 18 months of the repurchase event, Park Meridian will, subject to regulatory restrictions, be obligated to repurchase the option and any shares of Park Meridian common stock purchased pursuant to the option agreement at a specified price.

         As defined in the option agreement, a "repurchase event" includes either of the following events:

- any person (other than Regions or any Regions subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then outstanding shares of Park Meridian common stock, or

- Park Meridian completes a transaction of one of the three types described above as would give rise to a substitute option.

         Registration Rights. Upon the occurrence of certain events, Park Meridian has agreed to file with the SEC and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by Regions and its assigns of all or part of the option and/or any shares of Park Meridian common stock into which the option is exercisable.

         Adjustment of Option Terms. In the event of any change in Park Meridian common stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of securities subject to the option, and the purchase price therefor shall be adjusted appropriately. In the event that any additional shares of Park Meridian common stock are issued (other than pursuant to an event described in the preceding sentence), the number of shares of Park Meridian common stock subject to the option will be adjusted so that, after such issuance, it, together with any shares of Park Meridian common stock previously issued pursuant to the option agreement, equals the lesser of (1) 19.9% of the number of shares of Park Meridian common stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the option, and (2) that minimum number of shares of Park Meridian common stock which, when aggregated with any other shares of Park Meridian common stock beneficially owned by Regions or any affiliate of Regions, would cause the provisions of any North Carolina takeover laws to be applicable to Regions' ownership of Park Meridian common stock.

         Purpose of Option Agreement. The option agreement is intended to have the effect of discouraging persons who might now or at any other time prior to the time we complete the merger be interested in acquiring all or a significant interest in Park Meridian from considering or proposing such an acquisition, even if such persons were prepared to offer or pay consideration to the Park Meridian shareholders which had a current higher market price than the shares of Regions common stock to be received per share of Park Meridian common stock pursuant to the agreement and plan of merger. The existence of the option agreement could significantly increase the cost to a potential acquiror of acquiring Park Meridian compared to its cost had Park Meridian not entered into the option agreement. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Park Meridian common stock than it might otherwise have proposed to pay.


                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         As a result of the merger, holders of Park Meridian common stock will be exchanging their shares of a North Carolina corporation governed by the North Carolina Business Corporation Act and Park Meridian's articles of incorporation, as amended, and bylaws, for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law and Regions' certificate of incorporation and bylaws. Certain significant differences exist between the rights of Park Meridian shareholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' certificate of incorporation and bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' board of directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of Park Meridian shareholders and Regions stockholders and their respective entities, and it is qualified in its entirety by reference to the North Carolina Business Corporation Act and the Delaware General Corporation Law as well as to Regions' certificate of incorporation and bylaws and Park Meridian's articles of incorporation and bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

         The provisions of Regions' certificate of incorporation and bylaws described below under the headings, "-Authorized Capital Stock," "-Amendment of Certificate or Articles of Incorporation and Bylaws," "-Classified Board of Directors and Absence of Cumulative Voting," "-Removal of Directors," "-Limitations on Director Liability," "-Special Meetings of Stockholders," "-Actions by Stockholders Without a Meeting," "-Stockholder Nominations," and "-Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware General Corporation Law described under the heading "-Business Combinations With Certain Persons," are referred to herein as the "protective provisions." In general, one purpose of the protective provisions is to assist Regions' board of directors in playing a role in connection with attempts to acquire control of Regions, so that the board of directors can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the board of directors determines that a sale of control is in their best interests, by enhancing the board of directors' ability to maximize the value to be received by the stockholders upon such a sale.

         Although Regions' management believes the protective provisions are, therefore, beneficial to Regions' stockholders, the protective provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

         The protective provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions common stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Regions common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the board of directors and management. Furthermore, the protective provisions may make it more difficult for Regions' stockholders to replace the board of directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the protective provisions may tend to perpetuate the incumbent board of directors and management.

AUTHORIZED CAPITAL STOCK

         Regions. The certificate of incorporation authorizes the issuance of up to 500,000,000 shares of Regions common stock and 5,000,000 shares of preferred stock. At June 30, 2001, 229,133,874 shares of Regions common stock were issued, including 1,500,000 treasury shares, and 227,633,874 shares were issued and outstanding. No shares of preferred stock have been issued. Regions' board of directors may authorize the issuance of additional shares of Regions common stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The certificate of incorporation does not provide preemptive rights to Regions stockholders.

         The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions common stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions common stock (or the right to receive Regions common stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any antitakeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

         Park Meridian. Park Meridian's authorized capital stock consists of 25,000,000 shares of Park Meridian common stock, which is the only class of capital stock authorized and of which _______ shares were issued and outstanding as of the record date.

         Pursuant to the North Carolina Business Corporation Act, Park Meridian's board of directors may authorize the issuance of additional shares of Park Meridian common stock without further action by Park Meridian's shareholders. Park Meridian's articles of incorporation do not provide the shareholders of Park Meridian with preemptive rights to purchase or subscribe to any unissued authorized shares of Park Meridian common stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

         Regions. The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (1) all shares entitled to vote thereon and (2) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The certificate of incorporation states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings and actions of stockholders, and amendments of the certificate of incorporation and bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

         The certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

         Park Meridian. The North Carolina Business Corporation Act provides that a corporation's board of directors may adopt certain minor amendments to a corporation's articles of incorporation without a shareholder vote. Other proposed amendments to the articles of incorporation must be submitted to the shareholders by the board of directors and must be approved by (1) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights; and (2) for shares entitled to vote as a separate voting group, a majority of the shares voted, provided that a quorum of the voting group is present. The Park Meridian articles do not contain any special provisions regarding their amendment.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         Regions. The certificate of incorporation provides that Regions' board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

         The effect of Regions' having a classified board of directors is that only approximately one-third of the members of the board of directors are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the board of directors.

         Pursuant to the certificate of incorporation, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Regions common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions common stock to obtain representation on Regions' board of directors.

         Park Meridian. As is the case with Regions, Park Meridian's articles of incorporation provide for a classified board of directors, with one-third of the total number of directors, or as close to one-third as possible, elected each year for a three-year term. Holders of Park Meridian common stock are not afforded cumulative voting rights.

REMOVAL OF DIRECTORS

         Regions. Under the certificate of incorporation, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

         Park Meridian. Pursuant to Park Meridian's bylaws, any or all of the directors may be removed by the shareholders with or without cause. The vote required for removal of any director is that the number of shares voted for removal exceed the number of shares voted against removal. A director may not be removed by vote of the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes of the meeting, is the removal of the director.

LIMITATIONS ON DIRECTOR LIABILITY

         Regions. The certificate of incorporation provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

         Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefited Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

         Park Meridian. Under the North Carolina Business Corporation Act, a corporation, through its articles of incorporation or bylaws or by contract or resolution, may eliminate or limit a director's personal liability to the corporation or its shareholders for any monetary damages for breach of duty, except for (1) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (2) unlawful distributions, (3) any transaction from which the director derived an improper personal benefit, or (4) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation. Park Meridian's articles of incorporation provide that to the fullest extent permitted by the North Carolina Business Corporation Act, a director of Park Meridian shall not be personally liable to Park Meridian or its shareholders for monetary damages for breach of his or her duty as a director.

INDEMNIFICATION

         Regions. The certificate of incorporation provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

         Park Meridian. The North Carolina Business Corporation Act and Park Meridian's bylaws provide for indemnification of its directors in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

         Regions. Regions' certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the board of directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' board of directors call such a meeting. This provision, combined with other provisions of the certificate of incorporation and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' board of directors by calling a special meeting of stockholders at which such stockholder could replace the entire board of directors with nominees who were in favor of such proposal.

         Park Meridian. Under Park Meridian's bylaws, a special meeting of Park Meridian shareholders may be called by the president, the secretary, or the board of directors.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

         Regions. The certificate of incorporation provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the board of directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

         Park Meridian. Under the North Carolina Business Corporation Act and Park Meridian's bylaws, any action requiring or permitting shareholder approval may be approved by written consent of shareholders holding all of the shares of Park Meridian common stock outstanding and entitled to vote.

STOCKHOLDER NOMINATIONS

         Regions. Regions' certificate of incorporation and bylaws provide that any nomination by stockholders of individuals for election to the board of directors must be made by delivering written notice of such nomination (the "nomination notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the nomination notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The nomination notice must set forth certain background information about the persons to be nominated, including information concerning (1) the name, age, business, and, if known, residential address of each nominee, (2) the principal occupation or employment of each such nominee, and (3) the number of shares of Regions capital stock beneficially owned by each such nominee. The board of directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

         Park Meridian. Park Meridian's articles of incorporation and bylaws do not provide for special nominating procedures for election of directors.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

         Regions. The certificate of incorporation generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (1) any merger or consolidation with or into any other corporation, or (2) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' board of directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the board of directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware General Corporation Law generally requires the approval of a majority of the outstanding voting stock of Regions to effect (1) any merger or consolidation with or into any other corporation, (2) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (3) the dissolution of Regions. However, pursuant to the Delaware General Corporation Law, Regions may enter into a merger transaction without stockholder approval if (1) Regions is the surviving corporation, (2) the agreement of merger does not amend in any respect Regions' certificate of incorporation, (3) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (4) either no shares of Regions common stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the agreement and plan of merger, or the authorized unissued shares or the treasury shares of Regions common stock to be issued or delivered under the agreement and plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions common stock outstanding immediately prior to the effective date of the merger.

         Park Meridian. The North Carolina Business Corporation Act provides that, unless a corporation's governance documents provide otherwise, certain business combinations (including mergers) require the approval of a majority of the outstanding shares of each voting group of the corporation entitled to vote on the subject transaction. Neither the articles nor the bylaws of Park Meridian require a greater vote.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

         Regions. Section 203 of the Delaware General Corporation Law ("Section 203") places certain restrictions on "business combinations" (as defined in
Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

         Regions has not specifically elected to avoid the application of
Section 203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless
(1) prior to the time when the person or entity becomes an interested stockholder, Regions' board of directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (2) upon completion of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (3) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' board of directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

         Park Meridian. North Carolina has two antitakeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, Park Meridian has elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to Park Meridian.

DISSENTERS' RIGHTS

         Regions. The rights of dissenting stockholders of Regions are governed by the Delaware General Corporation Law. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (1) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (2) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash instead of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash instead of fractional shares described in clauses (a) through (c) immediately above. Because Regions common stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions common stock will not have dissenters' rights. Holders of Regions common stock do not have dissenters' rights in connection with the Park Meridian merger.

         Park Meridian. A summary of the pertinent provisions of the North Carolina Business Corporation Act pertaining to dissenters' rights is set forth under the caption "The Merger--Dissenting Shareholders," and such provisions are included as Appendix C.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         Regions. The Delaware General Corporation Law provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

         Park Meridian. The North Carolina Business Corporation Act provides that a shareholder who has owned shares for at least six months may inspect and copy books and records upon written demand made in good faith and for a proper purpose, if the demand describes with reasonable particularity the shareholder's purpose and the books and records to be inspected and the books and records are directly connected to the shareholder's stated purpose.

DIVIDENDS

         Regions. The Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Supervision and Regulation-Payment of Dividends."

         Park Meridian. Subject to any restrictions in a North Carolina corporation's articles, the corporation's board of directors may declare dividends so long as after giving effect to each dividend declaration, (1) the corporation can pay its debts as they become due, and (2) the corporation's total assets are greater than the sum of its liabilities plus the amount that would be needed to satisfy the liquidation preference of any shares that are superior to the shares receiving the dividend. As with Regions, substantially all of the funds available for payment of dividends by Park Meridian are derived from its subsidiaries, including Park Meridian Bank. Payment of dividends by Park Meridian Bank to Park Meridian is subject to the statutory restrictions applicable to depository institutions. Park Meridian's articles place no restriction on the ability of its board of directors to declare dividends.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

         Regions common stock is quoted on the Nasdaq National Market under the symbol "RGBK." Park Meridian common stock is traded on the OTC bulletin board under the symbol "PMFN." The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions common stock as reported on the Nasdaq National Market, the high and low last-reported sale prices of Park Meridian common stock based on the information reported in the over-the-counter market, and the cash dividends declared per share of Regions common stock.

                                               REGIONS                      PARK MERIDIAN
                                       PRICE RANGE     CASH DIVIDENDS        PRICE RANGE
                                                          DECLARED
                                   HIGH          LOW     PER SHARE         HIGH         LOW
                                   ----          ---     ---------         ----         ---

1999
First Quarter.................   $ 41.44      $ 34.63     $ .25           $ 19.00     $ 15.50
Second Quarter................     39.13        34.72       .25             16.50       15.75
Third Quarter.................     38.94        29.81       .25             16.50       14.75
Fourth Quarter................     31.25        23.38       .25             16.00       13.50

2000
First Quarter ................     24.31        18.44       .27             14.13        8.88
Second Quarter................     24.50        19.19       .27             13.50       10.25
Third Quarter ................     24.81        19.94       .27             12.13        9.53
Fourth Quarter ...............     27.81        20.31       .27             10.13        8.63

2001
First Quarter.................     32.00        26.75       .28             12.50        9.13
Second Quarter................     32.00        28.00       .28             16.50       12.25
Third Quarter (through
    _______, 2001) ...........

         On _______, 2001, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, was $ _______, and the last reported sale price of Park Meridian common stock was $_______. On June 26, 2001, the last business day prior to public announcement of the proposed merger, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, was $31.33, and the last reported sale price of Park Meridian common stock was $14.50.

         The holders of Regions common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions common stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the board of directors' consideration of other relevant factors.

         Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation-Payment of Dividends."

         Park Meridian's dividend policy, as adopted by its board of directors and in effect since 1997, provides that the board will determine dividends based on growth, profit and Park Meridian's overall financial condition, giving consideration to expected capital needs. Pursuant to this policy, the board has to date determined not to declare dividends.

                         INFORMATION ABOUT PARK MERIDIAN

         Park Meridian is a bank holding company organized under the laws of the state of North Carolina with its principal executive office located in Charlotte, North Carolina. Park Meridian operates principally through Park Meridian Bank, which is a state-chartered commercial bank and which provides a range of consumer and commercial banking services through its main office in Charlotte, North Carolina and two branch offices in Mecklenburg County. At June 30, 2001, Park Meridian had total consolidated assets of approximately $298 million, total consolidated deposits of approximately $206 million, and total consolidated stockholders' equity of approximately $24 million. Park Meridian's principal executive office is located at 6826 Morrison Boulevard, Charlotte, North Carolina, 28211 and its telephone number at such address is (704) 366-7275.

         Additional information with respect to Park Meridian and Park Meridian Bank is included in documents incorporated by reference in this proxy statement-prospectus. Copies of such documents, including Park Meridian's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, and Park Meridian's Quarterly Reports on Form 10-QSB for the quarter ended March 31 and June 30, 2001, accompany this proxy statement-prospectus.


          VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF PARK MERIDIAN

         The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Park Meridian common stock, as of the record date.


                          NAME AND ADDRESS              AMOUNT AND NATURE OF       PERCENT OF
TITLE OF CLASS            OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP        CLASS (1)
--------------            -------------------           --------------------        ---------
Common Stock              Samuel H. McMahon, Jr.            [199,326](2)
$.01 Par Value            5210 Carmel Road
                          Charlotte, N.C. 28226


(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest. The shares of Park Meridian common stock issuable upon exercise of outstanding options held by a person are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

(2) Includes 109,932 shares held of record by Mr. McMahon's spouse, the beneficial ownership of which Mr. McMahon disclaims.

                            INFORMATION ABOUT REGIONS


GENERAL

         Regions is a regional bank holding company and financial holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with more than 670 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas as of June 30, 2001. At that date, Morgan Keegan & Company, Inc., Regions' broker-dealer subsidiary, had 140 offices in 14 states. As of June 30, 2001, Regions had total consolidated assets of approximately $45.1 billion, total consolidated deposits of approximately $31.8 billion, and total consolidated stockholders' equity of approximately $3.8 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, and leasing, with offices in various Southeastern states. Through Morgan Keegan and its banking-related subsidiaries, Regions offers a broad range of banking and financial services.

         Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 944-1300.

         Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

         Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information."

RECENT DEVELOPMENTS

         Since December 31, 2000, and as of the date of this proxy statement-prospectus, Regions has completed the acquisitions of Morgan Keegan, Inc. and Rebsamen Insurance, Inc. and has entered into a definitive agreement to acquire one financial institution in addition to Park Meridian. Certain aspects of the completed and other pending acquisitions are presented in the following table:

                                                                                 CONSIDERATION
                                                                               ------------------
                                                                   APPROXIMATE
                                                            -------------------------
                                                                                                      ACCOUNTING
             INSTITUTION                                    ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                                                            -------------    --------      ----        ---------
                                                                  (In millions)
Completed Acquisition


Morgan Keegan, Inc., located in Memphis, Tennessee             $2,008        $783         Regions      Purchase
                                                                                          Common
                                                                                          Stock
                                                                                         and Cash

Rebsamen Insurance, Inc. located in Little Rock,
   Arkansas                                                        32         Not
                                                                             Reported      Cash        Purchase
Other Pending Acquisition

First Bancshares of Texas, located in Houston, Texas              147        33           Regions      Purchase
                                                                                          Common
                                                                                           Stock

---------------
(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

         Consummation of the other pending acquisition is subject to the approval of certain regulatory agencies and approval of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transaction will be satisfied in a manner that will result in its consummation.

         If the other pending acquisition and the merger had been consummated on June 30, 2001, as of that date Regions' total consolidated assets would have been increased by approximately $430 million to approximately $45.6 billion; its total consolidated deposits would have increased by approximately $358 million to approximately $31.5 billion; and its total consolidated stockholders' equity would have remained at approximately $3.8 billion.

                           SUPERVISION AND REGULATION


         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and Park Meridian. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 2000. See "Where You Can Find More Information" on page 55.

GENERAL

         Regions and Park Meridian are both bank holding companies registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. As such, Regions and Park Meridian and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board. Also, Regions is a financial holding company under the Bank Holding Company Act.

         The Bank Holding Company Act requires every bank or financial holding company to obtain the prior approval of the Federal Reserve Board before: (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (2) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (3) it may merge or consolidate with any other bank holding company.

         The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

         The Bank Holding Company Act prohibits bank holding companies that have not become financial holding companies from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         As a financial holding company, however, Regions has authority to engage in a range of activities that are financial in nature and that were not previously permissible for banks and bank holding companies. Subject to the regulations of the Federal Reserve Board, a financial holding company may engage directly or through a subsidiary in the statutorily authorized activities of securities dealing, underwriting, and market making, insurance underwriting and agency activities, merchant banking, and insurance company portfolio investments, and in any activity that the Federal Reserve Board determines by rule or order to be financial in nature or incidental to such financial activity. Merchant banking activities are subject to certain limitations and may become subject to more stringent capital requirements than other activities.

         Under the Bank Holding Company Act, as amended by the Gramm-Leach-Bliley Act effective in 2000, securities brokerage firms and insurance companies may acquire banks and bank holding companies and become financial holding companies. The Gramm-Leach-Bliley Act provides for coordinated regulation of integrated financial holding companies, providing generally for "umbrella" regulation of financial holding companies by the Federal Reserve Board, and for functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators.

         As of the date of this proxy statement-prospectus, Regions Bank is Regions' only subsidiary bank and Park Meridian Bank is Park Meridian's only subsidiary bank. Regions Bank and Park Meridian Bank are each a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Regions Bank and Park Meridian Bank are also subject to numerous state and federal statutes and regulations that affect their businesses, activities, and operations.

         As an Alabama state bank that recently became a member of the federal reserve system, Regions Bank is subject to supervision and examination by the Federal Reserve Board and the State Banking Department of Alabama. Park Meridian Bank is subject to supervision and examination by the FDIC and the North Carolina Commissioner of Banks. The applicable federal and state banking regulators regularly examine the operations of the banks and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

         Regions and Park Meridian are legal entities separate and distinct from their banking and other subsidiaries. The principal sources of cash flow of both Regions and Park Meridian, including cash flow to pay dividends to their respective stockholders and shareholders, are dividends from their respective subsidiary bank. There are statutory and regulatory limitations on the payment of dividends by the subsidiary banks to Regions and Park Meridian, as well as by Regions and Park Meridian to their stockholders and shareholders.

         As to the payment of dividends, Regions Bank and Park Meridian Bank are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the FDIC.

         If, in the opinion of a federal banking regulatory agency, an institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete an institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-Prompt Corrective Action." Moreover, the Federal Reserve Board and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

         At June 30, 2001, under dividend restrictions imposed under federal and the respective state laws, without obtaining governmental approvals, Regions Bank could declare aggregate dividends to Regions of approximately $340 million.

         The payment of dividends by Regions and Park Meridian and their subsidiary banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         Regions, Park Meridian, and their respective subsidiary banks are required to comply with the capital adequacy standards established by the Federal Reserve Board in the case of Regions and Park Meridian and the FDIC in the case of each of their subsidiary banks. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve Board: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of the Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The minimum guideline for Tier 1 Capital is 4.0%. At June 30, 2001, Regions' consolidated Total Capital Ratio was 12.18% and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) was 8.78%, and Park Meridian's consolidated Total Capital Ratio was 11.98% and its Tier 1 Capital Ratio was 10.80%.

         In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. At June 30, 2001 Regions' Leverage Ratio was 6.69% and Park Meridian's Leverage Ratio was 9.45%.

         Each of Regions' and Park Meridian's subsidiary banks is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve Board. Each of the subsidiary banks was in compliance with applicable minimum capital requirements as of June 30, 2001. Neither Regions, Park Meridian, nor any of their subsidiary banks has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-Prompt Corrective Action."

         The Federal Reserve Board and the FDIC also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off- balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

PROMPT CORRECTIVE ACTION

         Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the final agency rule implementing the prompt corrective action provisions, an institution that (1) has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (2) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital ratio of 8.0% or greater, a Tier 1 Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital ratio of less than 8.0%, a Tier 1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

         At June 30, 2001, Regions Bank and Park Meridian Bank had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

         The FDIC currently uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

         The FDIC may terminate an institution's insurance of deposits upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                       DESCRIPTION OF REGIONS COMMON STOCK

         Regions is authorized to issue 500,000,000 shares of Regions common stock and 5,000,000 shares of preferred stock. At June 30, 2001, 229,133,874 shares of Regions common stock were issued, including 1,500,000 treasury shares, and 227,633,874 shares were issued and outstanding. At that date no preferred stock was issued. No other class of stock is authorized.

         Holders of Regions common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At June 30, 2001, under such requirements and guidelines, Regions' subsidiary institutions had $340 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation-Payment of Dividends."

         For a further description of Regions common stock, see "Effect of the Merger on Rights of Shareholders."

                              STOCKHOLDER PROPOSALS

         Regions expects to hold its next annual meeting of stockholders after the merger during May 2002. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices by December 11, 2001, for consideration by Regions for possible inclusion in the proxy statement relating to that meeting.

         Park Meridian will only hold its 2002 annual meeting if we do not complete the merger. In the event that Park Meridian does hold an annual meeting in 2002, proposals of Park Meridian shareholders intended to be presented at that meeting must be received by Park Meridian at its principal executive offices by December 16, 2001 for consideration by Park Meridian for possible inclusion in the proxy statement relating to that meeting.



                           FORWARD LOOKING STATEMENTS

         The information contained in this proxy statement-prospectus, including information incorporated by reference in this document, contains forward-looking statements concerning the financial condition, results of operations and business of Regions following the completion of the proposed merger with Park Meridian, the anticipated financial and other benefits of the proposed merger and Regions' current views with respect to future events and financial performance. Regions' management believes that these forward-looking statements are reasonable, however, you should not place undue reliance on these statements as they are based only on current expectations and general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such forward-looking statements are made in good faith by Regions pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         The words "believe," "expect," "anticipate," "project," and similar expressions signify forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward-looking statements.

         Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services industry, including:

- the easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, and finance companies, may increase Regions' competitive pressures;

- possible changes in interest rates may increase Regions' funding costs and reduce Regions' earning asset yields, thus reducing margins;

- possible changes in general economic and business conditions in the United States and the Southeast in general and in the communities we serve in particular may lead to a deterioration in credit quality, thereby increasing Regions' provisioning costs, or a reduced demand for credit, thereby reducing earning assets;

- possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on Regions' business; and

- possible changes in consumer and business spending and saving habits could have an effect on Regions' ability to increase assets and to attract deposits.

Other factors which may affect the accuracy of the forward-looking statements are specific to Regions, including:

- the cost and other effects of material contingencies, including litigation contingencies;

- the ability to expand into new markets and to maintain profit margins in the face of pricing pressures;

-        the ability to keep pace with technological changes;

- the ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions' customers and potential Regions customers;

- the ability to effectively manage interest rate risk, credit risk and operational risk;

- the ability to manage fluctuations in the value of Regions' assets and liabilities and off-balance sheet exposures so as to maintain sufficient capital liquidity to support Regions' business;

-        the matters described under "Risk Factors," and

- the ability to achieve the earnings expectations related to the businesses that we have recently acquired or may acquire in the future (including the Park Meridian transaction), which in turn depends on a variety of factors, including: the ability to achieve in a timely manner anticipated cost savings and revenue enhancements with respect to acquired operations; the assimilation of acquired operations to the Regions corporate culture, including the ability to instill Regions' credit practices and efficient approach to acquired operations; the ability to retain existing customers and employees of acquired operations; and the continued growth of the markets that the acquired entities serve, consistent with recent historical experience.


                                     EXPERTS

         The consolidated financial statements of Regions at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this Registration

Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in Regions' Annual Report on Form 10-K for the year ended December 31, 2000. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

         The consolidated financial statements of Park Meridian Financial Corporation as of December 31, 2000 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The 1999 and 1998 financial statements incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                    OPINIONS

         The legality of the shares of Regions common stock to be issued in the merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the board of directors of Regions. As of _______, 2001, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of _______ shares of Regions common stock.

         Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Washington, D.C.

                       WHERE YOU CAN FIND MORE INFORMATION

         Regions and Park Meridian file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Regions and Park Meridian file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

         Regions has filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Regions common stock to be issued to Park Meridian shareholders in the merger. This proxy statement-prospectus is a part of that Registration Statement and constitutes a prospectus of Regions. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in Regions' Registration Statement or the exhibits to that Registration Statement.

         SEC regulations allow Regions and Park Meridian to "incorporate by reference" information into this proxy statement-prospectus, which means that Regions and Park Meridian can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

         This proxy statement-prospectus incorporates by reference the documents set forth below that Regions and Park Meridian have previously filed with the SEC. These documents contain important information about Regions and Park Meridian and their finances.

REGIONS SEC FILINGS                          PERIOD/AS OF DATE
(FILE NO. 0-6159)

Annual Report on Form 10-K                   Year ended December 31, 2000
Quarterly Reports on Form 10-Q               Quarters ended March 31 and June 30, 2001
Current Reports filed on Form 8-K            January 18, February 26, March 5, and
                                                March 30, 2001

PARK MERIDIAN SEC FILINGS                    PERIOD/AS OF DATE
(FILE NO. 01-31277)

Annual Report on Form 10-KSB                 Year ended December 31, 2000
Quarterly Reports on Form 10-QSB             Quarters ended March 31 and June 30, 2001
Current Reports filed on Form 8-K            February 26 and March 19, 2001

         All documents filed by Regions and Park Meridian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement-prospectus and the date of the Park Meridian special meeting are also deemed to be incorporated by reference in this proxy statement-prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K or Form 10-KSB, Quarterly Reports on Form 10-Q or Form 10-QSB, and Current Reports on Form 8-K, as well as proxy statements.

         Regions has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Regions, and Park Meridian has supplied all such information relating to Park Meridian.

         If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Regions, the SEC or the SEC's Internet web site as described above.

         You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated _______ , 2001. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement-prospectus to shareholders nor the issuance of Regions common stock in the merger creates any implication to the contrary. There may be changes in the affairs of Regions or Park Meridian since the date of this proxy statement-prospectus which are not reflected in this document.

         We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this proxy statement-prospectus or in Regions' documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

         If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement-prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement-prospectus does not extend to you.

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                      PARK MERIDIAN FINANCIAL CORPORATION

                                      AND

                         REGIONS FINANCIAL CORPORATION

                           DATED AS OF JUNE 26, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Parties.....................................................
Preamble....................................................   A-5
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER...............   A-5
   1.1  Merger..............................................   A-5
   1.2  Time and Place of Closing...........................   A-5
   1.3  Effective Time......................................   A-5
   1.4  Execution of Support Agreements.....................   A-6
   1.5  Execution of the Stock Option Agreement.............   A-6
ARTICLE 2 -- TERMS OF MERGER................................   A-6
   2.1  Certificate of Incorporation........................   A-6
   2.2  Bylaws..............................................   A-6
   2.3  Directors and Officers..............................   A-6
ARTICLE 3 -- MANNER OF CONVERTING SHARES....................   A-6
   3.1  Conversion of Shares................................   A-6
   3.2  Anti-Dilution Provisions............................   A-6
   3.3  Shares Held by Park Meridian or Regions.............   A-7
   3.4  Dissenting Stockholders.............................   A-7
   3.5  Fractional Shares...................................   A-7
   3.6  Conversion of Stock Rights..........................   A-7
ARTICLE 4 -- EXCHANGE OF SHARES.............................   A-8
   4.1  Exchange Procedures.................................   A-8
   4.2  Rights of Former Park Meridian Stockholders.........   A-9
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF PARK
  MERIDIAN..................................................   A-9
   5.1  Organization, Standing, and Power...................   A-9
   5.2  Authority; No Breach of Agreement...................   A-9
   5.3  Capital Stock.......................................  A-10
   5.4  Park Meridian Subsidiaries..........................  A-10
   5.5  SEC Filings; Financial Statements...................  A-11
   5.6  Absence of Undisclosed Liabilities..................  A-11
   5.7  Absence of Certain Changes or Events................  A-12
   5.8  Tax Matters.........................................  A-12
   5.9  Assets..............................................  A-12
   5.10 Environmental Matters...............................  A-13
   5.11 Compliance with Laws................................  A-14
   5.12 Labor Relations.....................................  A-14
   5.13 Employee Benefit Plans..............................  A-14
   5.14 Material Contracts..................................  A-16
   5.15 Legal Proceedings...................................  A-17
   5.16 Reports.............................................  A-17
   5.17 Statements True and Correct.........................  A-17
   5.18 Tax and Regulatory Matters..........................  A-17
   5.19 Intellectual Property...............................  A-17
   5.20 State Takeover Laws.................................  A-18
   5.21 Charter Provisions..................................  A-18
   5.22 Support Agreements..................................  A-18
   5.23 Derivatives.........................................  A-18
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS......  A-18
   6.1  Organization, Standing, and Power...................  A-18
   6.2  Authority; No Breach of Agreement...................  A-18

                                                              PAGE
                                                              ----
   6.3  Capital Stock.......................................  A-19
   6.4  Regions Subsidiaries................................  A-19
   6.5  SEC Filings; Financial Statements...................  A-20
   6.6  Absence of Undisclosed Liabilities..................  A-20
   6.7  Absence of Certain Changes or Events................  A-20
   6.8  Compliance with Laws................................  A-20
   6.9  Legal Proceedings...................................  A-21
   6.10 Reports.............................................  A-21
   6.11 Statements True and Correct.........................  A-21
   6.12 Tax and Regulatory Matters..........................  A-21
   6.13 Derivatives.........................................  A-22
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.......  A-22
   7.1  Affirmative Covenants of Both Parties...............  A-22
   7.2  Negative Covenants of Park Meridian.................  A-22
   7.3  Adverse Changes in Condition........................  A-23
   7.4  Reports.............................................  A-23
ARTICLE 8 -- ADDITIONAL AGREEMENTS..........................  A-24
   8.1  Registration Statement; Proxy Statement; Stockholder
     Approval...............................................  A-24
   8.2  Applications........................................  A-24
   8.3  Filings with State Offices..........................  A-24
   8.4  Agreement as to Efforts to Consummate...............  A-24
   8.5  Investigation and Confidentiality...................  A-25
   8.6  Press Releases......................................  A-25
   8.7  No Solicitation.....................................  A-25
   8.8  Tax Treatment.......................................  A-26
   8.9  Agreement of Affiliates.............................  A-26
   8.10 Employee Benefits and Contracts.....................  A-26
   8.11 Indemnification.....................................  A-27
   8.12 Exemption for Liability Under Section 16(b).........  A-28
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO
  CONSUMMATE................................................  A-28
   9.1  Conditions to Obligations of Each Party.............  A-28
   9.2  Conditions to Obligations of Regions................  A-29
   9.3  Conditions to Obligations of Park Meridian..........  A-30
ARTICLE 10 -- TERMINATION...................................  A-30
  10.1  Termination.........................................  A-30
  10.2  Effect of Termination...............................  A-31
  10.3  Non-Survival of Representations and Covenants.......  A-31
ARTICLE 11 -- MISCELLANEOUS.................................  A-31
  11.1  Definitions.........................................  A-31
  11.2  Expenses............................................  A-38
  11.3  Brokers and Finders.................................  A-38
  11.4  Entire Agreement....................................  A-38
  11.5  Amendments..........................................  A-38
  11.6  Waivers.............................................  A-38
  11.7  Assignment..........................................  A-39
  11.8  Notices.............................................  A-39
  11.9  Governing Law.......................................  A-39
  11.10 Counterparts........................................  A-40
  11.11 Captions............................................  A-40
  11.12 Interpretations.....................................  A-40
  11.13 Enforcement of Agreement............................  A-40
  11.14 Severability........................................  A-40
Signatures..................................................  A-41

                                LIST OF EXHIBITS

  EXHIBIT
  NUMBER                                 DESCRIPTION
  -------                                -----------
    1.      --   Form of Support Agreement. (sec. 1.4).
    2.      --   Form of Stock Option Agreement. (sec. 1.4).
    3.      --   Form of Affiliate Agreement. (sec. 8.11).

                               [Exhibits Omitted]

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 26, 2001, by and between PARK MERIDIAN FINANCIAL CORPORATION ("Park Meridian"), a corporation organized and existing under the Laws of the State of North Carolina, with its principal office located in Charlotte, North Carolina; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of Park Meridian and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Park Meridian by Regions pursuant to the merger of Park Meridian with and into Regions. At the effective time of the merger, the outstanding shares of the capital stock of Park Meridian shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of Park Meridian shall become stockholders of Regions, and each of the subsidiaries of Park Meridian shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of Park Meridian, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Internal Revenue Code.

     As a condition and inducement to Regions' willingness to enter into this Agreement, (i) Park Meridian's directors and certain executive officers are executing and delivering to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1, and (ii) Park Meridian and Regions are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 2.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Park Meridian shall be merged with and into Regions in accordance with the provisions of Sections 55-11-01 and 55-11-07 of the NCBCA and Sections 252 and 258 of the DGCL and with the effect provided in Section 55-11-06 of the NCBCA and Section 259 of the DGCL, respectively (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Park Meridian and Regions.

     1.2 Time and Place of Closing. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the North Carolina Articles of Merger reflecting the Merger shall

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become effective with the Secretary of State of the State of North Carolina and
the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the stockholders of Park Meridian approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law, or such later day within 30 days thereof as may be specified.

     1.4 Execution of Support Agreements. Simultaneously with the execution of this Agreement and as a condition hereto, the directors and certain executive officers of Park Meridian are executing and delivering to Regions a Support Agreement.

     1.5 Execution of the Stock Option Agreement. Simultaneously with the execution of this Agreement and as a condition hereto, Park Meridian is executing and delivering to Regions the Stock Option Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or Park Meridian, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Park Meridian Common Stock, excluding shares held by any Park Meridian Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into .55 of a share of Regions Common Stock (subject to adjustment as set forth in the following proviso, the "Exchange Ratio"); provided that in the event the Average Price is less than $29.00, the Exchange Ratio shall be equal to the quotient obtained by dividing (i) the product of $29.00 and the Exchange Ratio (as then in effect) by (ii) the Average Price.

     3.2 Anti-Dilution Provisions. In the event Park Meridian changes the number of shares of Park Meridian Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be

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proportionately adjusted. In the event Regions changes the number of shares of
Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by Park Meridian or Regions. Each of the shares of Park Meridian Common Stock held by any Park Meridian Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of Park Meridian Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the NCBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Park Meridian fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of Park Meridian Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Park Meridian Common Stock held by such holder.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Park Meridian Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to a fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock at the close of regular trading on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source agreed to by Park Meridian and Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 Conversion of Stock Rights.

          (a) At the Effective Time, all rights with respect to Park Meridian Common Stock pursuant to stock options or stock appreciation rights ("Park Meridian Options") granted by Park Meridian under the Park Meridian Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each Park Meridian Option, in accordance with the terms of the Park Meridian Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Park Meridian Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such Park Meridian Option shall be equal to the number of shares of Park Meridian Common Stock subject to such Park Meridian Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Park Meridian Option shall be adjusted by dividing the per share exercise price under each such Park Meridian Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Park Meridian and Regions agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

          (b) As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or S-8, as the case may be (or any successor or other appropriate forms), with
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

     respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses therein) for so long as such options remain outstanding.

          (c) As soon as reasonably practicable after the Effective Time, Regions shall deliver to the participants in each of the Park Meridian Stock Plans an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Park Meridian Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) of this Agreement after giving effect to the Merger), and Regions shall comply with the terms of each of the Park Meridian Stock Plans to ensure, to the extent required by, and subject to the provisions of, such Park Meridian Stock Plan, that Park Meridian Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Regions shall take all corporate action necessary to reserve for issuance sufficient shares of Regions Common Stock for delivery upon exercise of Park Meridian Options assumed by it in accordance with this Section 3.6.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures.

          (a) As soon as reasonably practicable after the Effective Time, Regions and Park Meridian shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of Park Meridian appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Park Meridian Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, Regions shall cause each holder of shares of Park Meridian Common Stock (other than shares to be canceled pursuant to Section
     3.3 of this Agreement or as to which dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement have been perfected and not withdrawn or forfeited under Article 13 of the NCBCA) issued and outstanding at the Effective Time promptly upon surrender of the certificate or certificates representing such shares to the Exchange Agent, to receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Park Meridian Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Until so surrendered, each outstanding certificate of Park Meridian Common Stock shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions payable to the holders of shares of Regions Common Stock, to represent the consideration into which the number of shares of Park Meridian Common Stock represented thereby prior to the Effective Time shall have been converted. Regions shall not be obligated to deliver the consideration to which any former holder of Park Meridian Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Park Meridian Common Stock for exchange as provided in this
     Section 4.1. The certificate or certificates of Park Meridian Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, Park Meridian, nor the Exchange Agent shall be liable to a holder of Park Meridian Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

          (b) In the event any Park Meridian Common Stock certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by Regions, the posting by such person of a bond in such amount as Regions may reasonably direct as indemnity against any claim that may be made against it with respect to
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

     such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificate, the consideration deliverable in respect thereof pursuant to this Agreement.

     4.2 Rights of Former Park Meridian Stockholders. At the Effective Time, the stock transfer books of Park Meridian shall be closed as to holders of Park Meridian Common Stock immediately prior to the Effective Time and no transfer of Park Meridian Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Agreement, each certificate theretofore representing shares of Park Meridian Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement have been perfected and not withdrawn or forfeited under Article 13 of the NCBCA) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Park Meridian in respect of such shares of Park Meridian Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former holders of record of Park Meridian Common Stock at the Effective Time (other than holders of shares as to which dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement have been perfected and not withdrawn or forfeited under Article 13 of the NCBCA) shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Park Meridian Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Park Meridian Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Park Meridian Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Park Meridian Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF PARK MERIDIAN

     Park Meridian hereby represents and warrants, except as specifically disclosed in a section of the Park Meridian Disclosure Memorandum corresponding to the relevant section of this Article 5, to Regions as follows:

     5.1 Organization, Standing, and Power. Park Meridian is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Park Meridian is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.

     5.2 Authority; No Breach of Agreement.

          (a) Park Meridian has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The

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     execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Park Meridian's duly constituted Board of Directors) in respect thereof on the part of Park Meridian, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Park Meridian Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Park Meridian. Subject to such requisite stockholder approval, this Agreement (which for this purpose only does not include the Stock Option Agreement) represents a legal, valid, and binding obligation of Park Meridian, enforceable against Park Meridian in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Park Meridian, nor the consummation by Park Meridian of the transactions contemplated hereby, nor compliance by Park Meridian with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Park Meridian's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Park Meridian Company under, any Contract or Permit of any Park Meridian Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Park Meridian Company or any of their respective Material Assets, which violation is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Park Meridian of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.

          (a) The authorized capital stock of Park Meridian consists, as of the date of this Agreement, of 25,000,000 shares of Park Meridian Common Stock, of which, as of the date of this Agreement, (i) 2,798,073 shares were issued and outstanding and (ii) 354,278 shares of Park Meridian Common Stock were issuable pursuant to outstanding awards under Park Meridian's Stock Plans, and not more than 3,152,351 shares of Park Meridian Common Stock will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Park Meridian Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the NCBCA. None of the outstanding shares of Park Meridian Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Park Meridian.

          (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the Park Meridian Disclosure Memorandum, there are no shares of capital stock or other equity securities of Park Meridian outstanding and no outstanding Rights relating to the capital stock of Park Meridian.

     5.4 Park Meridian Subsidiaries. Park Meridian has disclosed in Section 5.4 of the Park Meridian Disclosure Memorandum all of the Park Meridian Subsidiaries as of the date of this Agreement. Park Meridian or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Park Meridian Subsidiary. No equity securities of any Park Meridian Subsidiary are or may become required to be
                                       A-10
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issued (other than to another Park Meridian Company) by reason of any Rights, and there are no Contracts by which any Park Meridian Subsidiary is bound to issue (other than to another Park Meridian Company) additional shares of its capital stock or Rights or by which any Park Meridian Company is or may be bound to transfer any shares of the capital stock of any Park Meridian Subsidiary (other than to another Park Meridian Company). There are no Contracts relating to the rights of any Park Meridian Company to vote or to dispose of any shares of the capital stock of any Park Meridian Subsidiary. All of the shares of capital stock of each Park Meridian Subsidiary held by a Park Meridian Company are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Park Meridian Company free and clear of any Lien. Each Park Meridian Subsidiary is either a bank, a limited liability company, or a corporation, and is duly organized, validly existing, and (if applicable) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Park Meridian Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian. Each Park Meridian Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund to the fullest extent permitted by Law.

     5.5 SEC Filings; Financial Statements.

          (a) Park Meridian and each Park Meridian Subsidiary has filed and made available to Regions all forms, reports, and documents required to be filed by Park Meridian or such Park Meridian Subsidiary with the SEC since December 31, 1996 (collectively, the "Park Meridian SEC Reports"). The Park Meridian SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Park Meridian SEC Reports or necessary in order to make the statements in such Park Meridian SEC Reports, in light of the circumstances under which they were made, not misleading.

          (b) Each of the Park Meridian Financial Statements (including, in each case, any related notes) contained in the Park Meridian SEC Reports, including any Park Meridian SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable requirements of the Securities Laws with respect thereto, was prepared or will be prepared in accordance with GAAP throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Park Meridian and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     5.6 Absence of Undisclosed Liabilities. No Park Meridian Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Park Meridian as of March 31, 2001, included in the Park Meridian Financial Statements or reflected in the notes thereto, Liabilities incurred in the ordinary course of business subsequent to March 31, 2001, and Liabilities to be incurred in connection with the transactions contemplated by this Agreement. No Park Meridian Company has incurred or paid any Liability since March 31, 2001, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practices and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.
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     5.7 Absence of Certain Changes or Events.  Since March 31, 2001, except as disclosed in the Park Meridian Financial Statements delivered prior to the date of this Agreement or as otherwise disclosed in the Park Meridian Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.

     5.8 Tax Matters.

          (a) Since December 31, 1994, all Tax Returns required to be filed by or on behalf of any of the Park Meridian Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2000, and all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Park Meridian, except to the extent reserved against in the Park Meridian Financial Statements dated prior to the date of this Agreement. All Taxes due with respect to completed and settled examinations or concluded Litigation with respect to Taxes have been paid.

          (b) None of the Park Meridian Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Material Taxes due or to become due for any of the Park Meridian Companies for the period or periods through and including the date of the respective Park Meridian Financial Statements has been made in accordance with GAAP and is reflected on such Park Meridian Financial Statements.

          (d) Each of the Park Meridian Companies is in Material compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all Material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

          (e) None of the Park Meridian Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Park Meridian Companies.

          (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Park Meridian Companies that occurred during or after any Taxable Period in which the Park Meridian Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2000.

          (h) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

          (i) No Park Meridian Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (j) No Park Meridian Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     5.9 Assets. The Park Meridian Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets other than such defects and liens which are not reasonably likely to have a
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Material Adverse Effect on Park Meridian. All tangible properties used in the businesses of the Park Meridian Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Park Meridian's past practices, except as would not be reasonably likely to have a Material Adverse Effect on Park Meridian. All Assets which are Material to Park Meridian's business on a consolidated basis, held under leases or subleases by any of the Park Meridian Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Park Meridian Companies currently maintain insurance in amounts, scope and coverage reasonably necessary for their operations. None of the Park Meridian Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be Materially reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Park Meridian Companies include all Material Assets required to operate the business of the Park Meridian Companies as presently conducted.

     5.10 Environmental Matters.

          (a) Each Park Meridian Company, and to the Knowledge of Park Meridian, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.

          (b) There is no Litigation pending or, to the Knowledge of Park Meridian, threatened before any court, governmental agency, or authority, or other forum in which any Park Meridian Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Park Meridian Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.

          (c) To the Knowledge of Park Meridian, there is no Litigation pending, or, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Park Meridian in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.

          (d) To the Knowledge of Park Meridian, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.

          (e) To the Knowledge of Park Meridian, during the period of (i) any Park Meridian Company's ownership or operation of any of their respective current properties, (ii) any Park Meridian Company's participation in the management of any Participation Facility, or (iii) any Park Meridian Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian. Prior to the period of (i) any Park Meridian Company's ownership or operation of any of their respective current properties, (ii) any Park Meridian Company's participation in the management of any Participation Facility, or (iii) any Park Meridian Company's holding of a security interest in a Loan Property, to the Knowledge of Park Meridian, there were no releases of Hazardous Material in, on, under, or affecting any such
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     property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.

     5.11 Compliance with Laws. Park Meridian is duly registered as a bank holding company under the BHC Act. Each Park Meridian Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian. None of the Park Meridian Companies:

          (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian; and

          (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Park Meridian Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian, or (iii) requiring any Park Meridian Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 Labor Relations. No Park Meridian Company is the subject of any Litigation asserting that it or any other Park Meridian Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Park Meridian Company to bargain with any labor organization as to wages or conditions of employment, nor is any Park Meridian Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Park Meridian Company, pending or, to the Knowledge of Park Meridian, threatened, or to the Knowledge of Park Meridian, is there any activity involving employees of any Park Meridian Company seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans.

          (a) Park Meridian has disclosed in Section 5.13 of the Park Meridian Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all Park Meridian Benefit Plans. For purposes of this Agreement, "Park Meridian Benefit Plans" means all Material written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other Material written employee programs or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other Material written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA, maintained by, sponsored in whole or in part by, or contributed to by, any Park Meridian Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Park Meridian Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Park Meridian ERISA Plan." Any Park Meridian ERISA Plan which is also subject to
     Section 412 of the Internal Revenue Code or Section 302 of ERISA, is referred to herein as a "Park Meridian Pension Plan." Neither Park Meridian nor any Park Meridian Company has an "obligation to contribute"
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     (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in
     ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any Park Meridian Company, that was intended to qualify under Section 401(a) of the Internal Revenue Code is disclosed as such in Section 5.13 of the Park Meridian Disclosure Memorandum.

          (b) Park Meridian has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Park Meridian Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Park Meridian Benefit Plans or amendments, the most recent determination letters, and all Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Park Meridian Benefit Plan with respect to the most recent plan year and (iv) the most recent summary plan descriptions and any Material modifications thereto.

          (c) All Park Meridian Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, other than instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian. Each Park Meridian ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Park Meridian, there are no circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any Park Meridian ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Park Meridian is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each Park Meridian Benefit Plan to the Knowledge of Park Meridian, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under
     Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Park Meridian. There is no Material pending or, to the Knowledge of Park Meridian, threatened Litigation relating to any Park Meridian ERISA Plan.

          (d) No Park Meridian Company has engaged in a transaction with respect to any Park Meridian Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any Park Meridian Company to a Material tax or penalty imposed by either
     Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian. Neither Park Meridian nor, any administrator or fiduciary of any Park Meridian Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any Park Meridian Benefit Plan which could subject Park Meridian to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Park Meridian. No oral or written representation or communication with respect to any aspect of the Park Meridian Benefit Plans has been made to employees of any Park Meridian Company which is not in conformity with the written or otherwise preexisting terms and provisions of such plans, where any Liability resulting from such non-conformity is reasonably likely to have a Material Adverse Effect on Park Meridian.

          (e) No Park Meridian Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan is equal to or exceeds the actuarial present value of all accrued benefits under such plans (whether vested or not), based upon the actuarial assumptions used to prepare the most recent actuarial reports for such plans and to the Knowledge of Park Meridian, since the date of the most recent actuarial valuation, no event has occurred which would be reasonably expected to change any such funded status in a way that is
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     reasonably likely to have, individually or in the aggregate, a Material
     Adverse Effect on Park Meridian. Neither any Park Meridian Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently maintained by any Park Meridian Company, or the single-employer plan of any entity which is considered one employer with Park Meridian under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "Park Meridian ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any Park Meridian Pension Plan or any single-employer plan of an Park Meridian ERISA Affiliate have been timely made and there is no lien either existing or expected under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Park Meridian Company has provided, or is required to provide, security to an Park Meridian Pension Plan or to any single-employer plan of an Park Meridian ERISA Affiliate pursuant to
     Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid by Park Meridian under ERISA Section 4006 have been timely paid by Park Meridian, except to the extent any failure to timely pay would not have a Material Adverse Effect on Park Meridian.

          (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any Park Meridian Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Park Meridian ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except for Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Park Meridian).

          (g) No Park Meridian Company has any obligations for retiree health and retiree life benefits under any of the Park Meridian Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

          (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves,
     (i) result in any payment (including, without limitation, severance, golden parachute, or other payment) becoming due to any director or any employee of any Park Meridian Company from any Park Meridian Company under any Park Meridian Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Park Meridian Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     5.14 Material Contracts. Except for Contracts filed as exhibits to Park Meridian's Form 10-K for the fiscal year ended December 31, 2000, and as exhibits to Form 10-Q for the period ended March 31, 2001, as of the date of this Agreement, none of the Park Meridian Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any Park Meridian Company or the guarantee by any Park Meridian Company of any such obligation (other than Contracts pertaining to fully-secured repurchase agreements, and trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Park Meridian with the SEC that has not been filed as an exhibit to Park Meridian's Form 10-K filed for the fiscal year ended December 31, 2000 or on another SEC Document and identified to Regions (together with all Contracts referred to in Sections 5.9 and 5.13 (a) of this Agreement, the "Park Meridian Contracts"). With respect to each Park Meridian Contract: (i) the Contract is in full force and effect; (ii) no Park Meridian Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian;
(iii) no Park Meridian Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Park Meridian, in Default in any Material respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian. All of the

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indebtedness of any Park Meridian Company for money borrowed is prepayable at any time by such Park Meridian Company without penalty or premium.

     5.15 Legal Proceedings.

          (a) There is no Litigation instituted or pending, or, to the Knowledge of Park Meridian, threatened against any Park Meridian Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Park Meridian Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.

          (b) Section 5.15(b) of the Park Meridian Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Park Meridian Company is a party and which names a Park Meridian Company as a defendant or cross-defendant.

     5.16 Reports. Since December 31, 1996, or the date of organization if later, each Park Meridian Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Park Meridian.

     5.17 Statements True and Correct. None of the information supplied or to be supplied by any Park Meridian Company or any Affiliate thereof regarding Park Meridian or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Park Meridian Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Park Meridian's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of Park Meridian, contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Park Meridian Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.18 Tax and Regulatory Matters. No Park Meridian Company or any Affiliate thereof has taken or agreed to take any action, and Park Meridian has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Park Meridian there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

     5.19 Intellectual Property. All of the Intellectual Property rights of Park Meridian and the Park Meridian Subsidiaries are in full force and effect and, to the extent Park Meridian or any of the Park Meridian Subsidiaries license the right to use such Intellectual Property, such licenses constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Park Meridian, there currently are not, any Defaults thereunder by Park Meridian or a Park Meridian Subsidiary. Park Meridian or a Park Meridian Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement, except for such Liens or claims of infringement which would not reasonably be expected to have a Material Adverse Effect on Park Meridian. Neither Park Meridian nor any of the Park Meridian Subsidiaries nor, to the Knowledge of Park Meridian, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Park Meridian,

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none of the Intellectual Property rights as used in the business conducted by
Park Meridian or the Park Meridian Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement, in each case, except as would not reasonably be expected to have a Material Adverse Effect on Park Meridian. Neither Park Meridian nor any of the Park Meridian Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property other than in the ordinary course of business. Park Meridian or a Park Meridian Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any Material Contract to which it is a party. No officer, director, or employee of Park Meridian or the Park Meridian Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, in each case, other than with Park Meridian or any of the Park Meridian Subsidiaries.

     5.20 State Takeover Laws. Subject to Park Meridian's right to withdraw or alter its recommendation in accordance with the proviso set forth in the fourth sentence of Section 8.1 of this Agreement, each Park Meridian Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of North Carolina (collectively, "Takeover Laws") including the relevant provisions of
Article 9A of the NCBCA.

     5.21 Charter Provisions. Each Park Meridian Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws or, subject to Park Meridian's right to withdraw or alter its recommendation in accordance with the proviso set forth in the fourth sentence of Section 8.1 of this Agreement, restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Park Meridian Company that may be directly or indirectly acquired or controlled by it.

     5.22 Support Agreements. Each of the directors of Park Meridian has executed and delivered to Regions a Support Agreement in substantially the form attached as Exhibit 1 to this Agreement.

     5.23 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Park Meridian's own account, or for the account of one or more the Park Meridian Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to Park Meridian as follows:

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach of Agreement.

          (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions
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     contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement (which for this purpose only does not include the Stock Option Agreement) represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or
     (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists, as of the date of this Agreement, of 500,000,000 shares of Regions Common Stock, of which 227,501,610 shares were issued and outstanding as of April 30, 2001. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of Park Meridian Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of Park Meridian Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 Regions Subsidiaries. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the
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character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund to the fullest extent permitted by Law.

     6.5 SEC Filings; Financial Statements.

          (a) Regions has filed and made available to Park Meridian all forms, reports, and documents required to be filed by Regions with the SEC since January 1 of the second complete fiscal year preceding the date of this Agreement (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment adviser or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

          (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.6 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of March 31, 2001, included in the Regions Financial Statements or reflected in the notes thereto, Liabilities incurred in the ordinary course of business subsequent to March 31, 2001, and Liabilities to be incurred in connection with the transactions contemplated by the Agreement. No Regions Company has incurred or paid any Liability since March 31, 2001, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 Absence of Certain Changes or Events. Since March 31, 2001, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.8 Compliance with Laws. Regions is duly registered as a financial holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.10 Reports. Since December 31, 1996, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     6.11 Statements True and Correct. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Park Meridian's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of Park Meridian, contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.12 Tax and Regulatory Matters. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions there exists no fact,

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

circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

     6.13 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more of the Regions Subsidiaries or their customers, were entered into
(i) in accordance with prudent business practices and all applicable Laws, and
(ii) with counterparties believed to be financially responsible.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use its reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) except as may be required by Law, take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the reasonable good faith judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 Negative Covenants of Park Meridian. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as specifically contemplated by this Agreement, Park Meridian covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Park Meridian Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Park Meridian Company to another Park Meridian Company) in excess of an aggregate of $500,000 (for the Park Meridian Companies on a consolidated basis), except in the ordinary course of business consistent with past practices (which shall include entry into repurchase agreements or other fully secured securities), or impose, or suffer the imposition, on any Asset of any Park Meridian Company of any Material Lien, except in the ordinary course of business consistent with past practices; or

          (c) except as contemplated by Section 7.1 of this Agreement, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Park Meridian Company, or declare or pay any dividend or make any other distribution in respect of Park Meridian's capital stock; provided that Park Meridian may (to the extent legally able to do so), but shall not be obligated to declare and pay regular quarterly cash dividends on the Park Meridian Common Stock in an amount per share and with the usual and regular record and payment dates as disclosed in Section 7.2(c) of the Park Meridian Disclosure Memorandum, and provided, that, notwithstanding the provisions of Section 1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Park Meridian Common Stock do not become entitled to receive both a dividend in respect of their Park Meridian Common Stock and a dividend in respect of their Regions Common Stock or fail to be entitled to receive any dividends; or

          (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, (i) issue, sell, pledge, encumber, authorize the issuance of, (ii) enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or (iii) otherwise permit to become outstanding, any additional shares of Park Meridian Common Stock or any capital stock of any Park Meridian Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Park Meridian Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Park Meridian Common Stock (other than upon the exercise of existing Rights), or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Park Meridian Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Park Meridian Company), or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business consistent with past practice; or

          (f) (i) grant any increase in compensation or benefits to the employees, officers, or directors of any Park Meridian Company, except as required by Law, (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement, (iii) enter into or amend any severance agreements with officers of any Park Meridian Company; (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Park Meridian Company; or (v) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (g) enter into or amend any employment Contract between any Park Meridian Company and any Person (unless such amendment is required by Law) that the Park Meridian Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered and in accordance with the Park Meridian Benefit Plans), at any time on or after the Effective Time; or

          (h) adopt any new employee benefit plan of any Park Meridian Company or make any Material change in or to any existing employee benefit plans of any Park Meridian Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (i) make any significant change in any Tax or accounting methods, Material elections, or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (j) commence any Litigation other than as deemed necessary or advisable in the good faith judgment of management for the prudent operation of its business or settle any Litigation involving any Liability of any Park Meridian Company for Material money damages or Material restrictions upon the operations of any Park Meridian Company; or

          (k) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

     7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

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

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. Park Meridian shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request for inclusion in the Registration Statement. Park Meridian shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) Park Meridian shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) each Party shall furnish to the other all information concerning them that such other Party may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Park Meridian shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors of Park Meridian shall use its reasonable efforts to obtain such stockholders' approval, provided that Park Meridian may withdraw, modify, or change in an adverse manner to Regions its recommendations if the Board of Directors of Park Meridian, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could reasonably constitute a breach of the fiduciary duties of Park Meridian's Board of Directors under applicable Law. In addition, nothing in this Section
8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by Park Meridian of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

     8.2 Applications. As soon as reasonably practicable after the execution of this Agreement, Regions shall prepare and file, and Park Meridian shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications. Regions will promptly furnish to Park Meridian copies of applications filed with all Regulatory Authorities and copies of written communications received by Regions from any Regulatory Authorities with respect to the transactions contemplated hereby.

     8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the North Carolina Articles of Merger with the Secretary of State of the State of North Carolina in connection with the Closing.

     8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Subject to the terms and conditions of this Agreement, each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain as promptly as practicable all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions to the extent required by, and in accordance with confidentiality agreements between the Parties, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and copies of all work papers containing confidential information received from the other Party.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party; provided, however, that the giving of such notice shall not be dispositive of the occurrence of such breach or a Material Adverse Effect.

          (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.6 Press Releases. Prior to the Effective Time, Regions and Park Meridian shall consult with each other as to the form and substance of any press release Materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 No Solicitation. Except with respect to this Agreement and the transactions contemplated hereby, Park Meridian agrees that it shall not, and shall use its reasonable efforts to cause its officers, directors, agents, Affiliates, and Representatives not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing confidential information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, Park Meridian and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that
(a) Park Meridian's Board of Directors concludes in good faith and consistent with its fiduciary duties to Park Meridian's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (b) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Park Meridian's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Park Meridian Confidentiality Agreement, and (c) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Park Meridian's Board of Directors notifies Regions promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the Material terms and conditions of any inquiries, proposals or offers. Park Meridian agrees that it will promptly keep Regions informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Park Meridian agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Park Meridian agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this Section 8.7. Nothing in this Section 8.7 shall
(i) permit Park Meridian to terminate this Agreement (except as specifically provided in Article 10 of this Agreement) or (ii) affect any other obligation of Regions or Park Meridian under this Agreement.

     8.8 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.9 Agreement of Affiliates. Park Meridian has disclosed in Section 8.9 of the Park Meridian Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of Park Meridian for purposes of Rule 145 under the 1933 Act. Park Meridian shall use its reasonable efforts to cause each such Person to deliver to Regions not later than the Effective Time, a written agreement, in substantially the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Park Meridian Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Shares of Regions Common Stock issued to such affiliates of Park Meridian in exchange for shares of Park Meridian Common Stock shall not be transferable, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.9 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of Park Meridian pursuant to this Agreement to enforce the provisions of this Section 8.9), except as provided herein. Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the Park Meridian Companies, who at or after the Effective Time become employees of a Regions Company ("Continuing Employees"), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of Park Meridian shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of Park Meridian shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of Park Meridian shall be treated as service under any similar employee benefit plans maintained by Regions. Regions shall cause the Regions welfare benefit plans that cover the Continuing Employees after the Effective Time to (a) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (b) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Park Meridian's welfare benefit plans to be credited to such Continuing Employees under the Regions welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the Regions welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefits plans maintained by Park Meridian and/or any Park Meridian Subsidiary immediately prior to the Effective Time during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of Regions and its Subsidiaries, provided that after the Effective Time there is no Material reduction (determined on an overall basis) in the benefits provided under the Park Meridian employee benefit plans. Regions also shall cause Park Meridian and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.10 of the Park Meridian Disclosure Memorandum to Regions between any Park Meridian Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Park Meridian Benefit Plans. Regions shall be responsible for the fees related to the termination of the Park Meridian Benefit Plans.

     8.11 Indemnification.

          (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Park Meridian or any Park Meridian Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of Park Meridian, any of the Park Meridian Subsidiaries, or any of their respective predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Regions shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (a) Regions shall have the right to assume the defense thereof and upon such assumption Regions shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Regions elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Regions and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Regions shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (b) Regions shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (c) Regions shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Regions' obligations under this Section 8.11(a) continue in full force and effect for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

          (b) Regions agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of Park Meridian and its Subsidiaries (the "Covered Parties") as provided in their respective Articles of Incorporation, Bylaws, or similar governing instruments as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities, and by their respective successors as if such successors were the indemnifying party thereunder, without any amendment thereto, for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 8.11(b) shall be deemed to preclude the liquidation, consolidation, or merger of Park Meridian or any Park Meridian

     Subsidiary, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by Regions is required to effectuate any indemnification, Regions shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

          (c) Regions, from and after the Effective Time, will directly or indirectly cause the persons who served as directors or officers of Park Meridian at or before the Effective Time to be covered by Park Meridian's existing directors' and officers' liability insurance policy (provided that Regions may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy). Such insurance coverage, shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

          (d) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.11.

          (e) The provisions of this Section 8.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     8.12 Exemption from Liability Under Section 16(b). Park Meridian shall take all such steps as may be required to cause the transactions contemplated by
Section 3.1 of this Agreement and any other dispositions of Park Meridian equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of Park Meridian to be exempt under Rule 16b-3 promulgated under the 1934 Act.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of Park Meridian shall have approved this Agreement, and the consummation of the transactions contemplated hereby, as and to the extent required by Law and by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party after the Effective Time and no Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) which is then in effect which prohibits, restrains, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

          (f) Tax Opinion. Each Party shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to such Party (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of Park Meridian Common Stock who exchange all of their Park Meridian Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock), (iii) the tax basis of the Regions Common Stock received (including fractional shares deemed received and redeemed) by holders of Park Meridian Common Stock who exchange all of their Park Meridian Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the Park Meridian Common Stock surrendered in exchange for the Regions Common Stock (reduced by an amount allocable to a fractional share interest in Regions Common Stock deemed received and redeemed), and (iv) the holding period of the Regions Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange all of their Park Meridian Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the Park Meridian Common Stock surrendered in exchange therefor, provided that such Park Meridian Common Stock is held as a capital Asset at the Effective Time. In rendering such Tax Opinions, such counsel shall be entitled to rely upon representations of officers of Park Meridian and Regions reasonably satisfactory in form and substance to such counsel.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), representations and warranties of Park Meridian set forth in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which speak as of the date of this Agreement or some other date shall speak only as of such date). The representations and warranties of Park Meridian set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Park Meridian set forth in Sections 5.18, 5.20, and 5.21 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Park Meridian set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.20, and 5.21 of this Agreement) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Park Meridian; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Park Meridian or to a matter being "known" by Park Meridian shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Park Meridian to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Park Meridian shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on Park Meridian's behalf by its duly authorized officers, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by (1) Park Meridian's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (2) Park Meridian's stockholders evidencing the approval of this Agreement, all in such reasonable detail as Regions and its counsel shall request.

     9.3 Conditions to Obligations of Park Meridian. The obligations of Park Meridian to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Park Meridian pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the representations and warranties of Regions set forth in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which speak as of the date of this Agreement or some other date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section
     6.12 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12 of this Agreement) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. Regions shall have delivered to Park Meridian (i) a certificate, dated as of the Effective Time and signed on Regions' behalf by its duly authorized officers, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Park Meridian and its counsel shall request.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Park Meridian, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of Park Meridian; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Park Meridian and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Park Meridian and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Park Meridian and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority, or (ii) the stockholders of Park Meridian fail to vote their approval of this Agreement at the Stockholders' Meeting where this Agreement was presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 2001, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e).

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and none of Regions, Park Meridian, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 8.5(b) of this Agreement, this Section 10.2,
Section 10.3, and Article 11 of this Agreement shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement. The Stock Option Agreement shall be governed by its terms as to its termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions.

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

             "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.
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

             "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

             "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

             "Assets" >of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

             "Average Price" shall mean the average of the daily volume weighted averages of the trading prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source agreed to by Park Meridian and Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the second full trading day prior to the date of the Stockholders' Meeting.

             "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

             "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated May 14, 2001, by and between Park Meridian and Regions.

             "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

             "Contract" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

             "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

             "Delaware Certificate of Merger" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by
        Section 1.1 of this Agreement.

             "DGCL" shall mean the Delaware General Corporation Law.

             "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "Exhibits" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

             "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

             "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
        Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

             "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

             "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

             "Investment Company" shall have the meaning set forth in the Investment Company Act.

             "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, or chief financial officer of such Person.

             "Law" shall mean any code, law, ordinance, regulation, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

             "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

             "Lien" shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities
        Laws), security interest, or claim, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and
        (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

             "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

             "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

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

             "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

             "Material Adverse Effect" on a Party shall mean a Material adverse impact, arising from an event, change, or occurrence which, individually or together with any other event, change, or occurrence on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, investment banks, broker-dealers, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) general economic or market conditions or the securities industry in general, and (e) this Agreement or the announcement thereof.

             "NASD" shall mean the National Association of Securities Dealers, Inc.

             "Nasdaq NMS" shall mean the National Market System of The Nasdaq Stock Market.

             "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

             "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

             "NCBCA" shall mean the North Carolina Business Corporation Act.

             "North Carolina Articles of Merger" shall mean the Articles of Merger executed by Regions and filed with the Secretary of State of the State of North Carolina relating to the Merger as contemplated by
        Section 1.1 of this Agreement.

             "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

             "Park Meridian Common Stock" shall mean the $.01 par value common stock of Park Meridian.

             "Park Meridian Companies" shall mean, collectively, Park Meridian and all Park Meridian Subsidiaries.

             "Park Meridian Disclosure Memorandum" shall mean the written information entitled "Park Meridian Disclosure Memorandum" delivered prior to the execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other Section or subsection of this Agreement. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

             "Park Meridian Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Park Meridian as of March 31, 2001, and as of December 31, 2000, and 1999, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2001 and for each of the three years ended December 31, 2000, 1999, and 1998, as filed by Park Meridian in SEC Documents, and (ii) the consolidated statements of condition of Park

        Meridian (including related notes and schedules, if any) and related statement of income, change in stockholders equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2001.

             "Park Meridian Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Park Meridian, including, without limitation, the stock option plans and programs of any Persons acquired by Park Meridian or a Park Meridian Subsidiary.

             "Park Meridian Subsidiaries" shall mean the Subsidiaries of Park Meridian, which shall include the Park Meridian Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Park Meridian in the future and owned by Park Meridian at the Effective Time.

             "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management, as such term is defined in CERCLA (including, but not limited to, participating in a fiduciary capacity), and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

           "Party" shall mean either Park Meridian or Regions, and "Parties" shall mean both Park Meridian and Regions.

             "Permit" shall mean any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from governmental authorities that is required for the operation of a Party's respective businesses.

             "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

             "Proxy Statement" shall mean the proxy statement used by Park Meridian to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of Park Meridian Common Stock.

             "Reasonable Efforts" shall mean the reasonable best efforts of a Party, but shall not require any Party to take any commercially unreasonable action.

             "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

             "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

             "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of March 31, 2001 and as of December 31, 2000 and 1999, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2001 and for each of the three years ended December 31, 2000, 1999, and 1998, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2001.

             "Regions Subsidiaries" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

             "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of Park Meridian in connection with the transactions contemplated by this Agreement.

             "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Internal Revenue Service, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

             "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

             "Rights" shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any Person any right to subscribe for or acquire, or any options, calls, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

             "SEC" shall mean the United States Securities and Exchange Commission.

             "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

             "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act, the Investment Advisers Act, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

             "Stock Option Agreement" shall mean that certain stock option agreement by and between Park Meridian and Regions substantially in the form of Exhibit 2.

             "Stockholders' Meeting" shall mean the meeting of the stockholders of Park Meridian to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

             "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

             "Superior Proposal" means, with respect to Park Meridian, any written Acquisition Proposal made by a Person other than Regions which
        (i) is for (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Park Meridian as a result of which either
        (1) Park Meridian's stockholders prior to such transaction (by virtue of their ownership of Park Meridian's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of Park Meridian prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the Assets of Park Meridian and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of Park Meridian whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of Park Meridian in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal (including the impact of the Stock Option

        Agreement) and the Person making the proposal, (1) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and
        (2) is reasonably capable of being completed.

             "Support Agreement" shall mean the various support agreements, each in substantially the form of Exhibit 1.

             "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

             "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, levies, imposts, duties, or other like assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any related interest and penalties, or additions thereto.

             "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

             "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Claim.......................................................  Section 8.11(a)
Closing.....................................................  Section 1.2
Continuing Employees........................................  Section 8.10
Covered Parties.............................................  Section 8.11(b)
Effective Time..............................................  Section 1.3
Exchange Agent..............................................  Section 4.1
Exchange Ratio..............................................  Section 3.1(b)
Indemnified Parties.........................................  Section 8.11(a)
Merger......................................................  Section 1.1
Park Meridian Benefit Plans.................................  Section 5.13(a)
Park Meridian Contracts.....................................  Section 5.14(a)
Park Meridian ERISA Affiliate...............................  Section 5.13(e)
Park Meridian ERISA Plan....................................  Section 5.13(a)
Park Meridian Options.......................................  Section 3.6(a)
Park Meridian Pension Plan..................................  Section 5.13(a)
Park Meridian SEC Reports...................................  Section 5.5(a)
Regions SEC Reports.........................................  Section 6.5(a)
Takeover Laws...............................................  Section 5.20
Tax Opinion.................................................  Section 9.1(f)

          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

          (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by Park Meridian or Regions, each of Park Meridian and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Park Meridian Disclosure Memorandum) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement other than as provided for in Sections 8.12 and 8.14 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of Park Meridian Common Stock will be exchanged for Regions Common Stock or cash shall not be amended after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Park Meridian Common Stock entitled to vote thereon and Section 8.11 of this Agreement may not be amended after the Effective Time in a manner adverse to any director or officer of Park Meridian without such director's or officer's written consent.

     11.6 Waivers.

          (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Park Meridian, to waive or extend the time for the compliance or fulfillment by Park Meridian of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

          (b) Prior to or at the Effective Time, Park Meridian, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Park Meridian under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Park Meridian except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     Park Meridian:
          Park Meridian Financial Corporation
        6826 Morrison Boulevard
        Charlotte, North Carolina 28211
        Telecopy Number: (704) 366-8165
        Attention: Kevin T. Kennelly
                President and Chief Executive Officer

     Copy to Counsel:
          Robinson, Bradshaw & Hinson, P.A.
        101 North Tryon Street, Suite 1900
        Charlotte, North Carolina 28246
        Telecopy Number: (704) 373-3955
        Attention: Stephen M. Lynch

     Regions:
          Regions Financial Corporation
        417 North 20th Street
        Birmingham, Alabama 35203
        Telecopy Number: (205) 326-7571
        Attention: Richard D. Horsley
                Vice Chairman and Executive
                Financial Officer

     Copy to Counsel:
          Regions Financial Corporation
        417 North 20th Street
        Birmingham, Alabama 35203
        Telecopy Number: (205) 326-7751
        Attention: Samuel E. Upchurch, Jr.
                General Counsel

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable principles of conflicts of Laws, except to the extent that the Laws of the State of North Carolina relate to the consummation of the Merger.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, because such Party may be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                                     PARK MERIDIAN FINANCIAL CORPORATION

            By: /s/ BRYAN F. KENNEDY III                                  By: /s/ KEVIN T. KENNELLY
  -------------------------------------------------           -------------------------------------------------
                Bryan F. Kennedy III                                          Kevin T. Kennelly
              Executive Vice President                              President and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                                     REGIONS FINANCIAL CORPORATION

           By: /s/ SAMUEL E. UPCHURCH, JR.                               By: /s/ CARL E. JONES, JR.
  -------------------------------------------------           -------------------------------------------------
               Samuel E. Upchurch, Jr.                                       Carl E. Jones, Jr.
                 Corporate Secretary                                President and Chief Executive Officer

[CORPORATE SEAL]

                                                                      APPENDIX B

                         [Letterhead of The Orr Group]

August 20, 2001

Park Meridian Financial Corporation
P.O. Box 11816
Charlotte, NC 28220

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders, ("Stockholders"), of Park Meridian Financial Corporation (the "Company") of the consideration to be received by such stockholders in the proposed merger (the "Merger") of the Company with Regions Financial Corporation ("Acquiror") pursuant to the Plan of Merger of Park Meridian Financial Corporation with and into Regions Financial Corporation (the "Merger Agreement"), between the Company and Acquiror. Upon the effectiveness of the Merger, each issued and outstanding share of the Company's Common Stock will be converted into .55 shares of the Acquiror's common stock.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning the Company and Acquiror, including the Annual Reports on Form 10-KSB of the Company for each of the years in the three year period ended December 31, 1998-2000 and the Annual Reports on Form 10-K of the Acquiror for each of the years in the three year period ended December 31, 1998-2000, the Quarterly Reports on Form 10-QSB of the Company and the Quarterly Reports on Form 10-Q of the Acquiror for the quarters ended March 31 and June 30, 2001, (iii) certain available financial forecasts concerning the business and operations of the Company and Acquiror that were prepared by management of the Company and Acquiror, respectively, and (iv) certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company and Acquiror and the trading markets for such other companies' securities. We have held discussions with certain officers and employees of the Company and Acquiror to discuss the past and current business operations, financial condition and prospects of the Company and Acquiror, as well as matters we believe relevant to our inquiry. We have also considered other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

     In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company or Acquiror, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or Acquiror.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors that we have deemed appropriate under the circumstances, including the following: (i) the historical and current financial position and results of operations of the Company and Acquiror; (ii) the historical and current market for the equity securities of the Company, Acquiror and other companies that we believe to be comparable in certain respects to the Company or Acquiror; (iii) the nature and terms of certain other acquisition transactions that we believe to be relevant; and (iv) the current and historical relationships between the trading levels of the Company's common stock and the Acquiror's common stock. We have taken into account our assessment of general economic, market and financial conditions and our knowledge of the banking industry, as well as our experience in connection with similar transactions and securities valuation generally.

     Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for the Acquiror's Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of the Company's common stock should vote with respect to the Merger Agreement. The Orr Group was not requested to solicit third-party offers to acquire all of the Company immediately preceding or in connection with the process resulting in the proposed Merger. The Orr Group did not participate in the discussions and negotiations with respect to the proposed Merger. The Orr Group will receive a fee from the Company for delivery of this fairness opinion.

     In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to the Company following the Merger. We understand that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code and that, for accounting purposes, the Merger will be accounted for as a purchase.

     Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger consideration to be received by the Company's Stockholders is fair to such Stockholders from a financial point of view.

Very truly yours,

Laney G. Orr, III
Managing Director

           ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT

                                   ARTICLE 13

                               DISSENTER'S RIGHTS

PART I.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 55-13-01.  DEFINITIONS

     In this Article:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

          (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 55-13-02.  RIGHT TO DISSENT

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares;

     (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1),
(2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

          (1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

          (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

             a. Cash;

             b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

             c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

SEC. 55-13-03.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

SEC. 55-13-04 TO 55-13-19.  RESERVED FOR FUTURE CODIFICATION PURPOSES

PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SEC. 55-13-20.  NOTICE OF DISSENTERS' RIGHTS

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

SEC. 55-13-21.  NOTICE OF INTENT TO DEMAND PAYMENT

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

SEC. 55-13-22.  DISSENTERS' NOTICE

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirement of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after approval of the board of directors, of the corporate action creating dissenters' rights under 6.S.55-13-02, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article.

SEC. 55-13-23.  DUTY TO DEMAND PAYMENT

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

SEC. 55-13-24.  SHARE RESTRICTION

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SEC. 55-13-25.  PAYMENT

     (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

     (b) The payment shall be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) An explanation of how the corporation estimated the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article.

SEC. 55-13-26.  FAILURE TO TAKE ACTION

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

SEC. 55-13-27.  RESERVED FOR FUTURE CODIFICATION PURPOSES

SEC. 55-13-28.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT
                OR FAILURE TO PERFORM

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if;

          (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under G.S. 55-13-25; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his rights to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

SEC. 55-13-29.  RESERVED FOR FUTURE CODIFICATION PURPOSES

PART 3.  JUDICIAL APPRAISAL OF SHARES

SEC. 55-13-30.  COURT ACTION

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (a)(1) Repealed by Session Laws 1997-202, s.4, effective October 1, 1997.

     (b) Reserved for future codification purposes.

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SEC. 55-13-31.  COURT COSTS AND COUNSEL FEES

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amount the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Tenth of the Certificate of Incorporation of the Registrant provides:

                  "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

         Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

                  "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                                   DESCRIPTION
-------       -----------------------------------------------------------------
  2.1    --   Agreement and Plan of Merger, dated as of June 26, 2001, by and between Park Meridian Financial Corporation and Regions
              Financial Corporation  -- included as Appendix A to the Proxy
              Statement/Prospectus.
  2.2    --   Stock Option Agreement, dated as of June 26, 2001, by and between
              Park Meridian Financial Corporation and Regions Financial
              Corporation.
  4.1    --   Certificate of Incorporation of Regions Financial Corporation --
              incorporated by reference from S-4 Registration Statement of
              Regions Financial Corporation, file no. 333-86975.
  4.2    --   By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
              Corporation, file no. 333-86975.
   5.    --   Form of opinion re: legality.
   8.    --   Form of opinion re: tax matters.
 23.1    --   Consent of Ernst & Young LLP.
 23.2    --   Consent of Lange, Simpson, Robinson & Somerville LLP - to be
              included in Exhibit 5.
 23.3    --   Consent of Alston & Bird LLP-to be included in Exhibit 8.
 23.4    --   Consent of KPMG LLP.
 23.5    --   Consent of PricewaterhouseCoopers LLP.
 23.6    --   Consent of The Orr Group.
 24.1    --   Power of Attorney.
  99.    --   Form of proxy.

ITEM 22.  UNDERTAKINGS.

         A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 30th day of August, 2001.



                                        REGISTRANT:

                                        REGIONS FINANCIAL CORPORATION


                                        BY: /s/ Richard D. Horsley
                                            ------------------------------
                                                  Richard D. Horsley
                                            Vice Chairman of the Board and
                                              Executive Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                       TITLE                         DATE
      ---------                       -----                         ----
            *
---------------------------   Chairman, President and Chief         August 30, 2001
Carl E. Jones, Jr.            Executive Officer and Director
                             (principal executive officer)

/s/ Richard D. Horsley
---------------------------    Vice Chairman of the Board and       August 30, 2001
Richard D. Horsley            Executive Financial Officer
                                     and Director
                             (principal financial officer)
            *
---------------------------    Executive Vice President and         August 30, 2001
D. Bryan Jordan                        Comptroller
                             (principal accounting officer)

            *
-----------------------------         Director                            August 30, 2001
Sheila S. Blair

            *
-----------------------------         Director                            August 30, 2001
James B. Boone, Jr.

            *
-----------------------------         Director                            August 30, 2001
James S.M. French

            *
-----------------------------         Director                            August 30, 2001
Olin B. King


            *
-----------------------------         Director                            August 30, 2001
Allen C Morgan, Jr.


-----------------------------         Director
Michael W. Murphy

            *
-----------------------------         Director                            August 30, 2001
Henry E. Simpson


-----------------------------         Director
Lee J. Styslinger, Jr.

            *
-----------------------------         Director                            August 30, 2001
W. Woodrow Stewart

            *
-----------------------------         Director                            August 30, 2001
John H. Watson

            *
-----------------------------         Director                            August 30, 2001
C. Kemmons Wilson, Jr.


* By /s/ Richard D. Horsley as attorney-in-fact                           August 30, 2001
     pursuant to a power of attorney.

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                                    DESCRIPTION
-------       ------------------------------------------------------------------
  2.1    --   Agreement and Plan of Merger, dated as of June 26, 2001, by and between Park Meridian Financial Corporation and Regions
              Financial Corporation  -- included as Appendix A to the Proxy
              Statement/Prospectus.
  2.2    --   Stock Option Agreement, dated as of June 26, 2001, by and between
              Park Meridian Financial Corporation and Regions Financial
              Corporation.
  4.1    --   Certificate of Incorporation of Regions Financial Corporation --
              incorporated by reference from S-4 Registration Statement of
              Regions Financial Corporation, file no. 333-86975.
  4.2    --   By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
              Corporation, file no. 333-86975.
  5.     --   Form of opinion re: legality.
  8.     --   Form of opinion re: tax matters.
 23.1    --   Consent of Ernst & Young LLP.
 23.2    --   Consent of Lange, Simpson, Robinson & Somerville LLP - to be
              included in Exhibit 5.
 23.3    --   Consent of Alston & Bird LLP-to be included in Exhibit 8.
 23.4    --   Consent of KPMG LLP.
 23.5    --   Consent of PricewaterhouseCoopers LLP.
 23.6    --   Consent of The Orr Group.
 24.1    --   Power of Attorney.
 99.     --   Form of proxy.